Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

31,265,358 ORDINARY SHARES

OF

CYREN LTD.

AT

$2.50 NET PER SHARE

BY

WP XII INVESTMENTS B.V.

A WHOLLY OWNED SUBSIDIARY OF

WP XII INVESTMENTS COÖPERATIEF U.A.

WHICH IS JOINTLY OWNED BY

WARBURG PINCUS (CALLISTO) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS (EUROPA) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS (GANYMEDE) PRIVATE EQUITY XII (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-B (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-D (CAYMAN), L.P.

WARBURG PINCUS PRIVATE EQUITY XII-E (CAYMAN), L.P.

WARBURG PINCUS XII PARTNERS (CAYMAN), L.P.

WP XII PARTNERS (CAYMAN), L.P.

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT

10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON DECEMBER 19, 2017,

UNLESS THE OFFER IS EXTENDED.

WP XII Investments B.V., a private limited liability company organized under the laws of The Netherlands (“WP XII BV”), which is wholly owned by WP XII Investments Coöperatief U.A., a company incorporated in The Netherlands (“WP XII Investments Coöperatief”), which is jointly owned by (i) Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII Callisto”), (ii) Warburg Pincus (Europa) Private Equity XII (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII Europa”), (iii) Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII Ganymede”), (iv) Warburg Pincus Private Equity XII-B (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII-B”), (v) Warburg Pincus Private Equity XII-D (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII-D”), (vi) Warburg Pincus Private Equity XII-E (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII-E”), (vii) Warburg Pincus XII Partners (Cayman), L.P., a Cayman Islands exempted limited partnership (“Warburg Pincus XII Partners”) and (viii) WP XII Partners (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII Partners,” and together with WP XII Callisto, WP XII Europa, WP XII Ganymede, WP XII-B, WP XII-D, WP XII-E and Warburg Pincus XII Partners, the “WP XII Funds”; the WP XII Funds, collectively with WP XII BV and WP XII Investments Coöperatief, the “Bidder”), is offering to purchase 31,265,358 ordinary shares, nominal value NIS 0.15 per share, of Cyren Ltd. (“Cyren shares”) at the price of $2.50 per Cyren share, net to you (subject to withholding taxes, as applicable), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal and the other related documents delivered to you (which, together with any amendments or supplements thereto, collectively constitute the “offer”). As of October 31, 2017, as adjusted to include 10,595,521 Cyren shares, which were issued to WP XII BV in connection with the Private Transaction (as defined below), there was a total of 49,838,418 Cyren shares issued and outstanding.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE FOLLOWING:

(I)

CYREN SHARES THAT REPRESENT AT LEAST 5.0% OF THE ISSUED AND OUTSTANDING SHARES AND VOTING POWER OF CYREN (2,491,921 CYREN SHARES AS OF OCTOBER 31, 2017, WHICH WAS ADJUSTED TO INCLUDE 10,595,521 CYREN SHARES ISSUED IN CONNECTION WITH THE PRIVATE TRANSACTION) ON

THE INITIAL COMPLETION DATE (AS DEFINED BELOW) ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW);

(II)	IN ACCORDANCE WITH ISRAELI LAW, AT THE COMPLETION OF THE INITIAL OFFER PERIOD, THE AGGREGATE NUMBER OF CYREN SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IS GREATER THAN THE AGGREGATE NUMBER OF CYREN SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER; PROVIDED, HOWEVER, THAT FOR PURPOSES OF DETERMINING IF THE AGGREGATE NUMBER OF CYREN SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IS GREATER THAN THE AGGREGATE NUMBER OF CYREN SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER, THE CYREN SHARES TENDERED BY US OR BY ANY PERSON WHO HAS A PERSONAL INTEREST IN THE ACCEPTANCE OF THE OFFER (OR ANYONE ON SUCH PERSON’S BEHALF, INCLUDING SUCH PERSON’S RELATIVES OR COMPANIES UNDER SUCH PERSON’S CONTROL) ARE TO BE EXCLUDED;

(III)	THE GERMAN FEDERAL CARTEL OFFICE HAS APPROVED THE PURCHASE OF THE CYREN SHARES TENDERED IN RESPONSE TO THE OFFER, OR THE PURCHASE IS DEEMED APPROVED BECAUSE THE APPLICABLE WAITING PERIODS HAVE EXPIRED BY NO LATER THAN ONE ISRAELI BUSINESS DAY PRIOR TO THE FINAL EXPIRATION DATE; AND

(IV)	5,411,117 CYREN SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW).

THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF CYREN.

IF MORE THAN 31,265,358 CYREN SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF CYREN SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 31,265,358 CYREN SHARES.

THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON DECEMBER 19, 2017, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE “INITIAL OFFER PERIOD.” UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, IF PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD, ALL THE CONDITIONS OF THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, WE WILL PROVIDE YOU WITH AN ADDITIONAL FIVE CALENDAR-DAY PERIOD, UNTIL 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON DECEMBER 24, 2017, DURING WHICH YOU MAY TENDER YOUR CYREN SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE “ADDITIONAL OFFER PERIOD.” THE EXPIRATION OF THE ADDITIONAL OFFER PERIOD WILL CHANGE IF WE DECIDE TO EXTEND THE INITIAL OFFER PERIOD. SEE SECTION 1 AND SECTION 11.

The Cyren shares are listed on the Nasdaq Capital Market (“Nasdaq”) and on the Tel Aviv Stock Exchange Ltd. (the “TASE”), in each case, under the ticker symbol “CYRN”. On November 6, 2017, the last trading day before we announced our intention to commence the offer, the closing sale price of the Cyren shares was $1.65 on Nasdaq and NIS 5.998 ($1.71 based on an exchange rate of NIS 3.513 per United States dollar as of November 6, 2017) on the TASE. We encourage you to obtain current market quotations for the Cyren shares before deciding whether to tender your Cyren shares. See Section 6.

In the United States, the Information Agent for the offer is:

D.F. King & Co., Inc.

In Israel, information concerning the offer is available from our legal counsel:

Meitar Liquornik Geva Leshem Tal

November 20, 2017

IMPORTANT

The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we collectively refer as the Israeli Securities Law, we have filed this offer to purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority (the “ISA”) and the TASE. We have also filed an English translation of the cover statement from the Hebrew language as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission (the “SEC”).

The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your Cyren shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on such recommendation, representation or information as having been authorized by us.

Holders of Cyren shares who hold their Cyren shares through a TASE member, or who are named as holders of Cyren shares in the Register of Shareholders of Cyren in Israel, should tender their Cyren shares to Israel Brokerage & Investments I.B.I. Ltd., who, with its affiliates, serves as the Israeli Depositary, pursuant to the applicable instructions in Section 3. All other holders of Cyren shares should tender their Cyren shares to American Stock Transfer & Trust Company, LLC, the U.S. Depositary (which we refer to, together with the Israeli Depositary, as the “Depositaries”), pursuant to the applicable instructions in Section 3. For the addresses and telephone numbers of our Depositaries, see the back cover of this offer to purchase.

Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to proration, we will accept for payment and pay for the Cyren shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on December 19, 2017, unless we extend the Initial Offer Period. The date of completion of the Initial Offer Period is referred to as the “Initial Completion Date.” We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions of the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Cyren share owned by you,

•	you have not yet responded to the offer,

•	you have notified us of your objection to the offer, or

•	you have validly tendered such Cyren share but have properly withdrawn your tender during the Initial Offer Period,

then you will be afforded an additional five calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on December 24, 2017, during which you may tender each such Cyren share. We refer to this additional period as the Additional Offer Period. The date of completion of the Additional Offer Period will change if we decide to extend the Initial Offer Period. Cyren shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date (such time and date, as the same may be extended, the “Withdrawal Deadline”), but not during the Additional Offer Period or thereafter. See Section 1, Section 4 and Section 11. The date of expiration of the Additional Offer Period is referred to as the “Final Expiration Date.”

Any questions and requests for assistance may be directed to D.F. King & Co., Inc., our Information Agent in the United States, or Meitar Liquornik Geva Leshem Tal, our legal counsel in Israel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

Unless the context otherwise requires, all references in this offer to purchase to (i) “WP XII BV,” “us,” “we,” and “our” are to WP XII Investments B.V., (ii) “Cyren” are to Cyren Ltd., (iii) “Nasdaq” are to the Nasdaq Capital Market and (iv) “TASE” are to the Tel Aviv Stock Exchange Ltd. All references herein to “dollars” or “$” are to United States dollars and to “NIS” are to New Israeli Shekels. All references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999, as amended.

Unless the context otherwise requires, the percentages of the issued and outstanding Cyren shares and the percentages of the voting power of Cyren stated throughout this offer to purchase are based on 49,838,418 Cyren shares issued and outstanding as of October 31, 2017, which was adjusted to include 10,595,521 Cyren shares issued in connection with the Private Transaction.

Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, (i) an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in both Israel and the United States are permitted not to be open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the United States are permitted not to be open for business.

SUMMARY TERM SHEET

This summary term sheet is a brief summary of the material provisions of this offer to purchase 31,265,358 ordinary shares of Cyren, nominal value NIS 0.15 per share (“Cyren shares”) being made by WP XII BV, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Cyren, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your Cyren shares.

WHO IS OFFERING TO BUY MY SECURITIES?

•	WP XII BV, a private limited liability company organized under the laws of the Netherlands, is (i) affiliated with limited partnership funds managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC” and, collectively with its affiliates, “Warburg Pincus”), and (ii) affiliated with Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda”), the ultimate general partner of certain limited partnership funds. See “Introduction” and Section 9.

•	On November 6, 2017, Cary J. Davis, a Managing Director of WP LLC, and Brian Chang, a Principal of WP LLC, were appointed for service on the Cyren board of directors until Cyren’s next Annual General Meeting, which is currently scheduled to be held on December 28, 2017, where each of Cary J. Davis and Brian Chang will be proposed for election for service on Cyren’s board of directors until Cyren’s next Annual General Meeting or until their successors are duly elected. See “Background to the Offer – Interest of Persons in the Offer.”

HOW MANY SHARES ARE SOUGHT IN THIS OFFER?

•

Subject to certain conditions, we are offering to purchase 31,265,358 Cyren shares, representing approximately 59% of the issued and outstanding Cyren shares and of the voting power of Cyren as of October 31, 2017, as adjusted to give effect to the issuance of 10,595,521 Cyren shares issued in connection with the Private Transaction and 3,405,405 Cyren shares underlying the convertible notes, and representing approximately 51% of the issued and outstanding Cyren shares and of the voting power of Cyren as of October 31, 2017, as adjusted to give effect to the issuance of 10,595,521 Cyren shares issued in connection

i

with the Private Transaction, 3,405,405 Cyren shares issuable upon conversion of Cyren’s convertible notes, 6,650,042 Cyren shares issuable upon exercise of outstanding stock options and 1,670,128 Cyren shares issuable upon exercise of outstanding warrants as of October 31, 2017. See Section 1.

•	If more than 31,265,358 Cyren shares are validly tendered and not properly withdrawn, we will purchase 31,265,358 Cyren shares on a pro rata basis from all shareholders who have validly tendered their Cyren shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their Cyren shares before the completion of the Initial Offer Period. The number of Cyren shares that we will purchase from each tendering shareholder will be based on the total number of Cyren shares validly tendered by all shareholders in the Initial Offer Period and the Additional Offer Period and not properly withdrawn before the Withdrawal Deadline.

•	You may only withdraw previously tendered Cyren shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

HOW ARE MY OPTIONS OR WARRANTS TREATED IN THE TENDER OFFER?

•	You may not tender for sale any options or warrants that you hold. To the extent that your options or warrants are exercisable or may become exercisable prior to the expiration of the Initial Offer Period or the Additional Offer Period, as applicable, you may exercise them and tender them for sale, provided that you comply with the requirements for tendering your Cyren shares as set forth in this Offer to Purchase. Any option or warrant that is not exercised shall remain in effect following the consummation of the offer pursuant to its terms. See Section 1 and Section 3.

See “Procedures for Tendering Shares or Notifying Us of Your Objection to the Offer – Options or Warrants.”

HOW ARE MY CONVERTIBLE NOTES TREATED IN THE TENDER OFFER?

•	You may not tender for sale any convertible note that you hold. In order to sell the Cyren shares underlying your convertible note you must first convert your note and then tender the Cyren shares issued to you upon conversion of your note for sale, provided that you comply with the requirements for tendering your Cyren shares as set forth in this Offer to Purchase.

•	Note that in the event the offer results in a change of control of Cyren pursuant to the terms of your convertible note, your convertible note will convert into Cyren shares immediately prior to the consummation of the offer. In such an event, we expect that you will not have sufficient time to tender your Cyren shares for sale in the offer and you shall continue to hold the Cyren shares issued upon conversion of your convertible note without being able to tender them for sale in the offer. Therefore, if you wish to participate in the offer and tender the Cyren shares issued to you upon conversion of the note you must convert the note and tender your Cyren shares prior to the expiration of the Initial Offer Period or the Additional Offer Period, as applicable. See Section 1 and Section 3.

See “Procedures for Tendering Shares or Notifying Us of Your Objection to the Offer – Convertible Notes”

WHY ARE YOU CONDUCTING THIS OFFER?

•

We are conducting the offer to increase our interest in Cyren because we believe in the long-term potential of Cyren and in order to comply with the requirements of Israeli law. Under Israeli law, a purchase of shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements if, among other things, as a result of the purchase, the purchaser would own or would be deemed to beneficially own more than 25.0% of the aggregate voting power of the company and no other person owns at least 25.0% of the aggregate voting power of the company, or the purchaser would own or would be deemed to beneficially own more than 45.0% of the issued and outstanding shares of the company and no other person owns at least 45.0% of the voting power of the company. As of October 31, 2017, as adjusted to give effect to the Private Transaction, we beneficially owned 10,595,521 Cyren shares, representing approximately 21.3% of the issued and outstanding Cyren shares. Accordingly, in order for us to purchase additional Cyren shares that would increase our voting power in Cyren to more than 25.0% or 45%, as applicable, we are required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law. See “Background to the Offer – Background” and “Background to the Offer – Purpose of the Offer; Reasons for the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $2.50 per Cyren share, net to you (subject to withholding taxes, as applicable), in cash, without interest. All shareholders tendering their Cyren shares in the offer will be paid solely in United States dollars. See “Introduction,” Section 1 and Section 2, and, with respect to withholding taxes, Section 5.

WHAT PERCENTAGE OF THE CYREN SHARES DO YOU CURRENTLY OWN AND HOW MUCH WILL YOU OWN IF THE OFFER IS COMPLETED?

•	As of October 31, 2017, as adjusted to give effect to the Private Transaction, we beneficially own 10,595,521 Cyren shares, representing approximately 21.3% of the issued and outstanding Cyren shares.

•	Following the consummation of the offer, if 31,265,358 or more Cyren shares are validly tendered and not withdrawn in this offer, we will own 41,860,879 Cyren shares, representing approximately 79% of the issued and outstanding Cyren shares and of the voting power of Cyren as of October 31, 2017, as adjusted to give effect to the issuance of 10,595,521 Cyren shares issued in connection with the Private Transaction and the 3,405,405 Cyren shares issuable upon conversion of Cyren’s convertible notes, representing approximately 75% of the issued and outstanding Cyren shares and of the voting power of Cyren as of October 31, 2017 on a partially diluted basis, as adjusted to give effect to the issuance of 10,595,521 Cyren shares issued in connection with the Private Transaction, the exercise of outstanding “in-the-money” options and the issuance of 3,405,405 Cyren shares issuable upon conversion of Cyren’s convertible notes and representing approximately 68% of the issued and outstanding Cyren shares and of the voting power of Cyren as of October 31, 2017, as adjusted to give effect to the issuance of 10,595,521 Cyren shares issued in connection with the Private Transaction, 3,405,405 Cyren shares issuable upon conversion of Cyren’s convertible notes, 6,650,042 Cyren shares issuable upon exercise of outstanding stock options and 1,670,128 Cyren shares issuable upon exercise of outstanding warrants as of October 31, 2017. See “Introduction” and Section 11.

WHAT IS THE MARKET VALUE OF MY CYREN SHARES AS OF A RECENT DATE?

•	On November 6, 2017, the last trading day before we announced our intention to commence the offer, the closing sale price of the Cyren shares was $1.65 on Nasdaq and NIS 5.998 ($1.71 based on an exchange rate of NIS 3.513 per United States dollar as of November 6, 2017) on the TASE. We recommend that you obtain a recent quotation for your Cyren shares prior to deciding whether or not to tender your Cyren shares. See Section 6.

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY THE PURCHASE PRICE IN THE OFFER?

•	Yes. We possess all of the necessary funds to consummate the offer from capital committed to the WP XII Funds. The offer is not conditioned on the availability of financing.

•	According to Israeli law, to secure the payment for the Cyren shares tendered pursuant to the offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee our obligation to pay for the Cyren shares. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Cyren shares that we are offering to purchase.

See Section 2 and Section 10.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•	No, because our offer is not conditioned on the availability of financing, we possess all of the necessary funds to consummate the offer from capital committed to the WP XII Funds, and we have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Cyren shares that we are offering to purchase.

See Section 2 and Section 10.

CAN I OBJECT TO THE OFFER?

•	Yes. Pursuant to Israeli law, you may object to the offer. If you want to notify us of your objection to the offer, you must complete and sign the accompanying Notice of Objection and deliver it prior to the completion of the Initial Offer Period on December 19, 2017 (as may be extended) by following the applicable procedures and instructions described in Section 3. Under Israeli law, since following the consummation of the offer we will be beneficial owners of more than 25% or 45%, as applicable, of the voting power of Cyren, the aggregate number of Cyren shares validly tendered pursuant to the offer and not properly withdrawn by the Withdrawal Deadline (excluding Cyren shares held by us) must exceed the aggregate number of Cyren shares represented by Notices of Objection to the offer. This is one of the conditions to the offer, and if it is not met, we will be prohibited from purchasing any Cyren shares tendered pursuant to the offer.

See the answer to the question “What are the most significant conditions to the offer?” below, “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” Section 3 and Section 11.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•	Cyren shares representing at least 5.0% of the issued and outstanding shares and voting power of Cyren on the Initial Completion Date (2,491,921 Cyren shares as of October 31, 2017, which was adjusted to include 10,595,521 Cyren shares issued in connection with the Private Transaction) are validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period;

•	In accordance with Israeli law, at the completion of the Initial Offer Period, the aggregate number of Cyren shares validly tendered and not properly withdrawn is greater than the aggregate number of Cyren shares represented by Notices of Objection to the consummation of the offer; provided, however, that for purposes of determining if the aggregate number of Cyren shares validly tendered and not properly withdrawn is greater than the aggregate number of Cyren shares represented by Notices of Objection to the consummation of the offer, the Cyren shares tendered by us or by any person who has a personal interest in the acceptance of the offer (or anyone on such person’s behalf, including such person’s relatives or companies under such person’s control) are to be excluded;

•	The German Federal Cartel Office has approved the purchase of the Cyren shares tendered in response to the offer, or the purchase is deemed approved because the applicable waiting periods have expired by no later than one Israeli business day prior to the Final Expiration Date; and

•	5,411,117 Cyren shares are validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Cyren.

See “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” and Section 11, which sets forth in full the conditions of the offer and describes those conditions of the offer that may be waived by us.

WHAT WILL HAPPEN IF THE CONDITIONS OF THE OFFER ARE NOT SATISFIED?

•	If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Cyren shares tendered pursuant to the offer, or, subject to applicable law, we may waive such conditions. See “Introduction,” Section 1 and Section 11.

HOW LONG DO I HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER AND TENDER MY SHARES?

•	You may tender your Cyren shares until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on December 19, 2017 (as may be extended).

•	We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating, whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Cyren share owned by you,

•	you have not yet responded to the offer,

•	you have notified us of your objection to the offer, or

•	you have validly tendered such Cyren share but have properly withdrawn your tender prior to the Withdrawal Deadline,

you will be afforded an additional five calendar-day period following the Initial Completion Date, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on December 24, 2017, during which you may tender each such Cyren share. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

See “Introduction,” Section 1, Section 3 and Section 11.

HOW DO I TENDER MY CYREN SHARES AND TO WHICH DEPOSITARY SHOULD I TENDER?

This depends on the manner in which you hold your Cyren shares:

•	If you hold your Cyren shares through a TASE member or you are named as a holder of the Cyren shares in the Register of Shareholders of Cyren in Israel, you should tender your Cyren shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 3; and

•	All other holders of Cyren shares should tender their Cyren shares to the U.S. Depositary by following the applicable procedures and instructions described in Section 3.

CAN I TENDER MY CYREN SHARES USING A GUARANTEED DELIVERY PROCEDURE?

•	No. You may only tender your Cyren shares by following the applicable procedures and instructions described in Section 3.

WHEN CAN I WITHDRAW THE CYREN SHARES I TENDERED PURSUANT TO THE OFFER?

•	You may withdraw any previously tendered Cyren shares at any time prior to the Withdrawal Deadline. You may not withdraw your Cyren shares during the Additional Offer Period. In addition, under U.S. law, tendered Cyren shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Cyren shares have not yet been accepted for payment by us. See Section 1 and Section 4.

v

WHEN WILL YOU PAY FOR THE CYREN SHARES TENDERED IN THE OFFER?

•	All of the Cyren shares validly tendered pursuant to the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration. We expect to make such payment, including in the event that proration of tendered Cyren shares is required, within four U.S. business days following the Final Expiration Date. See Section 1, Section 2 and Section 11.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	We have the right, in our sole discretion, to extend the Initial Offer Period, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Initial Offer Period. See Section 1.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we decide to extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. We will also publicly announce the new Initial Completion Date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the Initial Completion Date. See Section 1.

HAS CYREN OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

•	Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Cyren is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

•	Under Israeli law, Cyren’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Cyren’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion.

•	As of the date of the offer to purchase, Cyren’s board of directors has recommended that Cyren’s shareholders tender their Cyren shares in the offer, subject to the terms of the Purchase Agreement.

ARE THERE ANY CONFLICTS OF INTEREST IN THE OFFER?

•

Yes. On November 6, 2017, WP XII BV entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Cyren, pursuant to which WP XII BV purchased 10,595,521 Cyren shares, representing approximately 21.3% of the issued and outstanding Cyren shares immediately following the consummation of the sale, and which, among other things, provides WP XII BV with the right to designate two directors to Cyren’s board of directors. WP XII BV’s two designated directors, Cary J. Davis and Brian Chang, were appointed to Cyren’s board of directors on November 6, 2017 (the “WP Directors”) until Cyren’s next Annual General Meeting, which is currently scheduled to be held on December 28, 2017, where each of Cary J. Davis and Brian Chang will be proposed for election for service on Cyren’s board of directors until Cyren’s next Annual General Meeting or until their successors are duly elected. WP XII BV also has certain other board designation rights pursuant to the Purchase Agreement, which, among other things, allow it to designate additional directors to Cyren’s board of directors at future shareholder meetings proportional to its ownership interest in Cyren. Such designation rights and additional terms of the Purchase Agreement are further described in “Background to the Offer – Interest of Persons in the Offer.” As a result of WP XII

BV’s board designation rights and its beneficial ownership of approximately 21.3% of the issued and outstanding Cyren shares as of October 31, 2017, as adjusted to include 10,595,521 Cyren shares issued in connection with the Private Transaction, WP XII BV may be deemed to exert influence over Cyren.

•	Warburg Pincus has invested, and in the future may invest, in other companies that operate in the same industry as, and may compete with, Cyren.

See “Background to the Offer – Purpose of the Offer; Reasons for the Offer” and “Background to the Offer – Interest of Persons in the Offer.”

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

•	The receipt of cash for Cyren shares accepted for payment by us from tendering shareholders who are “United States persons” for U.S. federal income tax purposes will be a taxable transaction for U.S. federal income tax purposes.

•	The receipt of cash for Cyren shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

•	We have applied for an approval from the Israeli Tax Authority with respect to the Israeli withholding tax rates applicable to shareholders as a result of the sale of Cyren shares pursuant to the offer. Based on approvals that were obtained from the Israeli Tax Authority in similar transactions, the requested approval should provide, among other things, that (1) tendering shareholders who acquired their Cyren shares after Cyren’s initial public offering on Nasdaq in 1999 and who certify that they are non-Israeli residents (and, in the case of a corporation, that no Israeli residents (x) hold more than 25.0% of the means to control such corporation or (y) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly) and hold less than 5% of the issued and outstanding ordinary shares of Cyren, will not be subject to Israeli withholding tax, and (2) payments to be made to tendering shareholders who acquired their Cyren shares after Cyren’s initial public offering on Nasdaq in 1999 and who hold their Cyren shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law. The requested approval will not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer as prescribed by Israeli tax law or according to the instructions of a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, if duly provided.

We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

WILL THE OFFER RESULT IN THE DELISTING OF THE CYREN SHARES?

•	No. Cyren shares will continue to trade on Nasdaq and the TASE following completion of the offer. See Section 7.

WHO SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call D.F. King & Co., Inc., our Information Agent in the United States, at (212) 269-5550 (banks and brokers) or Toll Free at (800) 499-8159, or our legal counsel in Israel, Meitar Liquornik Geva Leshem Tal, at +972-3610-3100, during their respective normal business hours. See the back cover of this offer to purchase.

INTRODUCTION

WP XII Investments B.V., a private limited liability company organized under the laws of The Netherlands (“WP XII BV”), which is wholly owned by WP XII Investments Coöperatief U.A., a company incorporated in The Netherlands (“WP XII Investments Coöperatief”), which is jointly owned by (i) Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII Callisto”), (ii) Warburg Pincus (Europa) Private Equity XII (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII Europa”), (iii) Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII Ganymede”), (iv) Warburg Pincus Private Equity XII-B (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII-B”), (v) Warburg Pincus Private Equity XII-D (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII-D”), (vi) Warburg Pincus Private Equity XII-E (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII-E”), (vii) Warburg Pincus XII Partners (Cayman), L.P., a Cayman Islands exempted limited partnership (“Warburg Pincus XII Partners”) and (viii) WP XII Partners (Cayman), L.P., a Cayman Islands exempted limited partnership (“WP XII Partners,” and together with WP XII Callisto, WP XII Europa, WP XII Ganymede, WP XII-B, WP XII-D, WP XII-E and Warburg Pincus XII Partners, the “WP XII Funds”), is hereby offering to purchase 31,265,358 ordinary shares, nominal value NIS 0.15 per share, of Cyren Ltd. (“Cyren shares”), at a price of $2.50 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

Cyren shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “CYRN” and on the Tel Aviv Stock Exchange Ltd. (the “TASE”). As of October 31, 2017, as adjusted to include the 10,595,521 Cyren shares issued in connection with the Private Transaction, there was a total of 49,838,418 Cyren shares issued and outstanding. As of October 31, 2017, as adjusted to give effect to the Private Transaction, we beneficially own 10,595,521 Cyren shares, representing approximately 21.3% of the issued and outstanding Cyren shares. As a result, if we purchase 31,265,358 Cyren shares pursuant to the offer, we would beneficially own 41,860,879 Cyren shares, representing approximately 79% of the issued and outstanding Cyren shares and of the voting power of Cyren as of October 31, 2017, as adjusted to give effect to the issuance of 10,595,521 Cyren shares issued in connection with the Private Transaction and the 3,405,405 Cyren shares issuable upon conversion of Cyren’s convertible notes, representing approximately 75% of the issued and outstanding Cyren shares and of the voting power of Cyren as of October 31, 2017 on a partially diluted basis, as adjusted to give effect to the issuance of 10,595,521 Cyren shares issued in connection with the Private Transaction, the exercise of outstanding “in-the-money” options and the issuance of 3,405,405 Cyren shares issuable upon conversion of Cyren’s convertible notes and representing approximately 68% of the issued and outstanding Cyren shares and of the voting power of Cyren as of October 31, 2017, as adjusted to give effect to the issuance of 10,595,521 Cyren shares issued in connection with the Private Transaction, 3,405,405 Cyren shares issuable upon conversion of Cyren’s convertible notes, 6,650,042 Cyren shares issuable upon exercise of outstanding stock options and 1,670,128 Cyren shares issuable upon exercise of outstanding warrants as of October 31, 2017.

WP XII BV is (i) affiliated with limited partnership funds managed by WP LLC and (ii) affiliated with WP Bermuda, the ultimate general partner of certain limited partnership funds. See Section 9.

On November 6, 2017, WP XII BV entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Cyren, pursuant to which WP XII BV purchased 10,595,521 Cyren shares, representing approximately 21.3% of the issued and outstanding Cyren shares immediately following the consummation of the sale, at a price of $1.85 per Cyren share. The Purchase Agreement, among other things, provides WP XII BV with the right to designate two directors to Cyren’s board of directors. On November 6, 2017, WP XII BV’s two director designees, Cary J. Davis and Brian Chang (the “WP Directors”), were appointed to Cyren’s board of directors until Cyren’s next Annual General Meeting, which is currently scheduled to be held on December 28, 2017, where each of Cary J. Davis and Brian Chang will be proposed for election for service on Cyren’s board of directors until Cyren’s next Annual General Meeting or until their successors are duly elected, and Cyren’s board of directors was increased to nine directors. WP XII BV also has certain other board designation rights pursuant to the Purchase Agreement, which, among other things, allow it to designate additional directors to Cyren’s board of directors at future shareholder meetings proportional to its ownership interest in Cyren. Such designation rights and additional terms of the Purchase Agreement are further described in “Background to the Offer – Interest of Persons in the Offer.”

The offer is being conducted simultaneously in the United States and in Israel. The initial period of the offer will be completed at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on December 19, 2017. We refer to this period, as may be extended, as the “Initial Offer Period,” and the date of completion of the Initial Offer Period is referred to as the “Initial Completion Date.” We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating, whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, then if, with respect to each Cyren share owned by you, (a) you have not yet responded to the offer, (b) you have notified us of your objection to the offer, or (c) you have validly tendered such Cyren share but have properly withdrawn your tender during the Initial Offer Period (such time and date, as the same may be extended, referred to as the “Withdrawal Deadline”), then you will be afforded an additional five calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on December 24, 2017, during which you may tender each such Cyren share. We refer to this additional period as the “Additional Offer Period” and the date of expiration of the Additional Offer Period is referred to as the “Final Expiration Date.” The Withdrawal Deadline and the Final Expiration Date will change if we decide to extend the Initial Offer Period.

We have applied to the SEC for exemptive relief from Rule 14d-7(a) to provide the four-day additional offering period (or as extended to expire on the next succeeding Israeli business day if such four-day additional offering period would otherwise expire on a day that is not an Israeli business day) without withdrawal rights.

If you are a record owner of Cyren shares and tender directly to American Stock Transfer & Trust Company, LLC, the U.S. Depositary, or to Israel Brokerage & Investments I.B.I. Ltd., the Israeli Depositary (which we refer to together as the “Depositaries”), you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions with respect to the sale of your Cyren shares in the offer. If you hold your Cyren shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

We will pay the fees and expenses of the Depositaries in connection with the offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Cyren shares are accepted for payment. We will also pay the fees and expenses of D.F. King & Co., Inc., our Information Agent, and Meitar Liquornik Geva Leshem Tal, our Israeli legal counsel, each of which will facilitate and answer questions concerning the offer during their respective normal business hours. Pursuant to the Purchase Agreement, certain fees and expanses of Meitar Liquornik Geva Leshem Tal, our Israeli legal counsel, have been reimbursed by Cyren, as further described in “Background to the Offer – Interest of Persons in the Offer.” Under certain circumstances, Cyren may be required to reimburse us for additional fees and expenses incurred in connection with the offer up to $2,000,000, as further described in “Background to the Offer – Interest of Persons in the Offer.”

The offer is conditioned on at least 5.0% of the issued and outstanding shares and voting power of Cyren being validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period. We may terminate the offer if the total number of Cyren shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date is less than 5,411,117 Cyren shares. Certain other conditions to the consummation of the offer are described in Section 11. We reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission (the “SEC”)) to amend or, other than the conditions set forth in clause (a) and clause (c) of Section 11, waive any one or more of the terms and conditions to the offer. However, if any of these conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing any Cyren shares tendered pursuant to the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Cyren. See Section 1, Section 10 and Section 11.

UNDER APPLICABLE U.S. LAW, NO LATER THAN TEN U.S. BUSINESS DAYS FROM THE DATE OF THIS OFFER TO PURCHASE, CYREN IS REQUIRED TO PUBLISH, SEND OR GIVE TO YOU A STATEMENT DISCLOSING THAT IT EITHER RECOMMENDS ACCEPTANCE OR REJECTION OF THE OFFER, EXPRESSES NO OPINION AND REMAINS NEUTRAL TOWARD THE OFFER, OR IS UNABLE TO TAKE A POSITION WITH RESPECT TO THE OFFER. UNDER ISRAELI LAW, CYREN’S BOARD OF DIRECTORS IS REQUIRED, NO LATER THAN FIVE ISRAELI BUSINESS DAYS PRIOR TO THE INITIAL COMPLETION DATE, TO EXPRESS ITS OPINION TO THE SHAREHOLDERS ON THE ADVISABILITY OF THE OFFER OR IT MAY REFRAIN FROM EXPRESSING AN OPINION IF IT CANNOT DO SO, AS LONG AS IT GIVES THE REASONS FOR NOT PROVIDING AN OPINION.

AS OF THE DATE OF THE OFFER TO PURCHASE, CYREN’S BOARD OF DIRECTORS HAS RECOMMENDED THAT CYREN’S SHAREHOLDERS TENDER THEIR CYREN SHARES IN THE OFFER, SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT.

This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•	statements regarding the plans, objectives or expectations regarding the future operations or status of us or Cyren;

•	statements regarding the public float of Cyren shares following consummation of the offer;

•	statements regarding whether the Cyren shares will continue to be “margin securities” following consummation of the offer;

•	statements regarding whether the Cyren shares will continue to be traded on Nasdaq or the TASE or registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), following consummation of the offer; and

•	any statement of assumptions underlying any of the foregoing.

Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expect,” “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•	changes in domestic and foreign economic and market conditions;

•	changes in the ownership of Cyren shares, particularly any substantial accumulations by persons who are not affiliated with us;

•	uncertainty as to the completion of the offer; and

•	the risk factors detailed in Cyren’s most recent annual report on Form 20-F and its other filings with the SEC.

See Section 9 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

BACKGROUND TO THE OFFER

Background

The principal business of the WP XII Funds is that of making private equity and related investments. In connection with its business, the WP XII Funds and its affiliates regularly consider a range of investments and transactions. On February 10, 2017, representatives from a New York based investment bank reached out to representatives of the WP XII Funds to discuss a potential transaction involving Cyren. The parties agreed that representatives from Warburg Pincus should meet the Cyren management team to further discuss a potential transaction.

On February 15, 2017, Brian Chang, a Principal at Warburg Pincus, held an introductory meeting with Lior Samuelson, Lior Kohavi and Mike Myshrall, the Chief Executive Officer, the Chief Technology Officer and the Chief Financial Officer of Cyren, respectively, at the RSA Conference in San Francisco, California. The representatives of Cyren discussed that Cyren’s board of directors may pursue a broad-based process to explore potential interest from several private equity firms.

On February 24, 2017, Warburg Pincus and Cyren, Inc., a subsidiary of Cyren, entered into a confidentiality agreement, pursuant to which the Company provided Warburg Pincus certain information concerning the Company for the purpose of Warburg Pincus’ evaluation of a possible transaction.

On April 28, 2017, Mr. Samuelson contacted Mr. Chang to notify him that Cyren’s board of directors would no longer be pursuing a broad-based process, but wanted to explore if Warburg Pincus may be interested in making a direct investment in Cyren. Mr. Samuelson also informed Mr. Chang that Cyren would not be working with the New York based investment bank that initially made contact with the representatives of the WP XII Funds.

On May 10, 2017, Mr. Samuelson and Mr. Chang had a phone call to discuss a potential investment by Warburg Pincus in Cyren.

On May 15, 2017, Cary J. Davis, a Managing Director at Warburg Pincus, Mr. Chang and Lauren Zletz, a Vice President at Warburg Pincus, met with Mr. Samuelson and John Becker, a member of Cyren’s board of directors, at Cyren’s offices in McLean, Virginia to discuss Cyren’s business.

On June 13, 2017, representatives of Warburg Pincus and its technical advisors, including Mr. Davis, Mr. Chang and Ms. Zletz, and representatives of Cyren, including Mr. Samuelson, Mr. Kohavi and Mr. Becker, met to discuss Cyren’s business at the office of Warburg Pincus in New York, New York. The representatives of Cyren provided a presentation to the representatives of Warburg Pincus regarding an overview of Cyren’s business.

Beginning in June 2017 and continuing into November 2017, Mike Myshrall provided Warburg Pincus with certain of Cyren’s financial information in response to information requests for due diligence and spoke with representatives of Warburg Pincus team on the phone from time to time.

In mid-June 2017, Warburg Pincus engaged Kirkland & Ellis LLP and Meitar Liquornik Geva Leshem Tal as its legal counsel. On June 19, 2017, representatives of Warburg Pincus and its legal counsel held a telephone conference with representatives and advisors of Cyren to discuss a potential investment by Warburg Pincus in Cyren. Thereafter, and through November 2017, Warburg Pincus’ outside legal counsel held various discussions with Eric Spindel, Cyren’s General Counsel, and Cyren’s outside legal counsel, regarding the terms of the proposed investment.

On July 25 and 26, 2017, representatives of Warburg Pincus and representatives of Cyren held diligence meetings. Following these meetings, Warburg Pincus began working with its third-party advisors, to conduct further due diligence on Cyren.

On August 23, 2017, Warburg Pincus sent Cyren a draft term sheet outlining the material terms and conditions of an investment in Cyren.

On August 28, 2017, Mr. Davis and Mr. Chang met with Mr. Samuelson and Todd Thomson, a member of Cyren’s board of directors, at the offices of Warburg Pincus in New York, New York to negotiate the term sheet.

On September 10, 2017, Warburg Pincus submitted a revised term sheet to Cyren outlining the material terms and conditions of an investment in Cyren. The term sheet provided that, among other things, the WP XII Funds would invest approximately $20 million in the Company in a private placement at a share price of $1.85 per share, followed by a special tender offer to acquire Cyren shares in the secondary market at $2.50 per share.

On September 13, Mr. Samuelson notified Warburg Pincus that Cyren’s board of directors gave approval to continue negotiations with Warburg Pincus with respect to the proposed investment.

From September 13, 2017 until November 6, 2017, representatives of Warburg Pincus and Cyren and their respective advisors negotiated the Purchase Agreement and related documentation related to the proposed investment.

On November 6, 2017, we entered into the Purchase Agreement and the Registration Rights Agreement with Cyren and we purchased 10,595,521 newly-issued Cyren shares, representing approximately 21.3% of the issued and outstanding shares of Cyren immediately following the consummation of the sale, in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) (the “Private Transaction”).    On November 6, 2017, WP XII BV’s director nominees, Mr. Davis and Mr. Chang, were appointed to Cyren’s board of directors.

Pursuant to the Purchase Agreement, we may commence a tender offer to the shareholders of Cyren as promptly as practicable following the closing of the private placement; provided that we are not required to continue such tender offer in the event Cyren modifies its recommendation regarding the tender offer to a “neutral” position. See “Background to the Offer – Related Party Transactions.” During the weeks of November 6, 2017 and November 13, 2017, Warburg Pincus and its advisors provided drafts of the documentation related to the offer to representatives of Cyren and its advisors.

On November 20, 2017, we commenced the offer.

Purpose of the Offer; Reasons for the Offer

The Offeror Group’s (as defined below) purpose of the offer is for WP XII BV to increase its ownership of the issued and outstanding Cyren shares from its current level of approximately 21.3% of the issued and outstanding Cyren shares up to approximately 75.0% of the Cyren shares as of October 31, 2017 (as adjusted to give effect to the 10,595,521 Cyren shares issued in connection with the Private Transaction, 3,405,405 Cyren shares issuable upon conversion of Cyren’s convertible notes, and Cyren shares issuable upon exercise of “in the money” outstanding stock options and warrants) and to acquire or influence control of the business of Cyren. The Offeror Group believes in the long-term prospects of Cyren. According to Israeli law, we are not permitted to acquire additional Cyren shares if such acquisition would result in our percentage ownership of the voting power of Cyren exceeding 25.0% or 45%, as applicable, other than by means of a tender offer.

Plans for Cyren after the Offer; Certain Effects of the Offer

Except as otherwise described below or elsewhere in this offer to purchase, neither the Offeror Group, nor to the best of our knowledge, any of the other persons listed in Schedule I to this offer to purchase, has any current plans, proposals or negotiations that relate to or would result in the following:

•	an extraordinary corporate transaction, merger, reorganization or liquidation involving Cyren or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of the assets of Cyren or any of its subsidiaries;

•	any material change in the present dividend rate or policy or indebtedness or capitalization of Cyren;

•	any change in the present board of directors and management of Cyren (including any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer), other than our board designation rights as described in “Background to the Offer – Related Party Transactions”;

•	any other material change in Cyren’s corporate structure or business;

•	a delisting of the Cyren shares; or

•	the Cyren shares becoming eligible for termination of registration under the Exchange Act.

The Offeror Group expects that from time to time there may be significant developments or transactions involving its portfolio companies (including Cyren) or their securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by it of its holdings in such entities (including Cyren) or acquisitions or sales of securities, assets or business operations by such entities.

The Offeror Group intends to review its investment in Cyren, its performance and market conditions periodically and consider possible strategies for enhancing value and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, communication with members of management, the board of directors or other shareholders of or lenders to Cyren and/or other relevant parties from time to time with respect to operational, strategic, financial or governance matters, including, but not limited to, potential refinancings, recapitalizations, reorganizations, mergers, acquisitions, divestitures, a sale of Cyren or other corporate transactions, or otherwise working with management and the board of the directors of Cyren. Such actions could also include additional purchases of Cyren shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law. Future purchases may be on the same terms or on terms that are more or less favorable to Cyren’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Cyren shares, our business and financial position, and general economic and market conditions. In addition, following the consummation of the offer, the Offeror Group may also determine to dispose of our Cyren shares (which may include, but is not limited to, transferring some or all of such securities to our affiliates or distributing some or all of such securities to our respective partners, members or beneficiaries, as applicable), in whole or in part, at any time and from time to time, subject to applicable laws, in each case, in open market or private transactions, block sales or otherwise. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Cyren, the market for the Cyren shares, the condition of the securities markets, general economic and industry conditions, tax considerations and other opportunities available to us.

Under Israeli law, if a shareholder owns or is deemed to beneficially own in excess of 25.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, unless as a result of the purchase the shareholder would own or would be deemed to beneficially own in excess of 45.0% of the issued and outstanding shares of the company and no other person owns at least 45.0% of the voting power. Accordingly, following the consummation of the offer, if we do not own more than 45.0% of the issued and outstanding shares of Cyren, we may purchase Cyren shares in the open market or through private transactions, and not solely by means of a tender offer, as long as our aggregate percentage ownership of issued and outstanding Cyren shares does not reach 45.0% (and no other person owns at least 45.0% of the voting power). Under Israeli law, if a shareholder together with its affiliates owns in excess of 45.0% of the voting power of a company, the shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, unless as a result of the purchase the shareholder, together with its affiliates, would own in excess of 90.0% of the issued and outstanding shares of the company. Accordingly, following the consummation of the offer, if we own more than 45.0% of the issued and outstanding shares of Cyren, we may purchase Cyren shares in the open market or through private transactions, and not solely by means of a tender offer, as long as our aggregate percentage ownership of issued and outstanding Cyren shares does not reach 90.0%.

However, under Israeli law, we, our controlling shareholders and any corporation under our or their control, are prohibited from conducting an additional tender offer for Cyren shares and from merging with Cyren within 12 months from the date of this offer to purchase.

The offer may limit the ability of Cyren’s U.S. subsidiary to use U.S. federal income tax net operating loss carryforwards. The Annual Report on Form 20-F of Cyren for the year ended December 31, 2016, states that as of December 31, 2016, Cyren’s U.S. subsidiary had U.S. federal income tax net operating loss carryforwards of approximately $97,979,000. Subject to certain limitations, net operating loss carryforwards may be used to offset future taxable income and thereby reduce U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Code, imposes an annual limitation on the ability of a corporation that undergoes an “ownership change” to use its net operating loss carryforwards to reduce its tax liability. It is possible that Cyren’s U.S. subsidiary may experience “ownership changes” as defined in Section 382 of the Code because of changes in the ownership of Cyren shares, including as a result of the consummation of the offer and our purchase of Cyren shares from Cyren pursuant to the Purchase Agreement. Accordingly, the use of net operating loss carry forwards by Cyren’s U.S. subsidiary may be limited by the annual limitation described in Section 382 of the Code. Any limitation on the use of net operating loss carryforwards could increase the U.S. federal income tax liability of Cyren’s U.S. subsidiary.

Rights of Shareholders Who Do Not Accept the Offer

You will have no appraisal or similar rights with respect to the offer. Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer. Alternatively, you may simply not respond to the offer and not tender your Cyren shares. It is a condition to the offer that, at the completion of the Initial Offer Period, the aggregate number of Cyren shares validly tendered pursuant to the offer and not properly withdrawn is greater than the aggregate number of Cyren shares represented by Notices of Objection. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, Cyren shares held by us, as well as Cyren shares held by any person who has a personal interest in the acceptance of the offer (or anyone on such person’s behalf, including such person’s relatives or companies under such person’s control) are to be excluded.

An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

Please see Section 3 for instructions on how to notify us of your objection to the offer.

Interest of Persons in the Offer

On November 6, 2017, WP XII BV entered into the Purchase Agreement with Cyren, pursuant to which WP XII BV purchased 10,595,521 Cyren shares, representing approximately 21.3% of the issued and outstanding Cyren shares on such date, at a price of $1.85 per Cyren share. The Purchase Agreement, among other things, provides WP XII BV with the right to designate two directors to Cyren’s board of directors. On November 6, 2017, the WP Directors were appointed to the Cyren board of directors until Cyren’s next Annual General Meeting, which is currently scheduled to be held on December 28, 2017, where each of Cary J. Davis and Brian Chang will be proposed for election for service on Cyren’s board of directors until Cyren’s next Annual General Meeting or until their successors are duly elected. In addition, Cyren’s board of directors was increased to nine directors. The Purchase Agreement also provides that the director nominees proposed by Cyren’s board of directors to Cyren’s shareholders at each shareholder meeting where there is a vote to elect directors will include the number of director nominees designated by WP XII BV that is proportional to WP XII BV’s ownership of Cyren equity (rounded down) and Cyren’s board of directors will recommend to shareholders that such nominees be elected. WP XII BV will have the designation rights described above for so long as it holds at least 10% of the issued and outstanding share capital of Cyren. So long as WP XII BV has the right to designate at least one director to Cyren’s board of directors, Cyren’s board of directors may not recommend to Cyren’s shareholders that Cyren’s board of directors have more than nine directors, without the prior consent of WP XII BV; provided that if WP XII BV has a right to designate more than two directors to Cyren’s board of directors, Cyren’s board of directors may recommend to Cyren’s shareholders, and at the request of WP XII BV to the extent reasonably necessary to effectuate its board designation rights, that Cyren’s board of directors be increased to ten directors. The Purchase Agreement further requires that at least one of WP XII BV P’s director designees be a member of each committee of Cyren’s board of directors to the extent requested by WP XII BV and permitted by applicable law and stock exchange rules for so long as WP XII BV has the designation rights set forth above.

Pursuant to the terms of the Purchase Agreement, Cyren has undertaken to exercise commercially reasonable efforts to secure that each WP Director shall be entitled to: (i) be included in Cyren’s directors and officers insurance policy; (ii) indemnification and exculpation from Cyren pursuant to an indemnification agreement with Cyren having the same terms and conditions as the remaining members of Cyren’s board of directors, including, to the extent required, having such indemnification approved at the first shareholder meeting following the closing of the purchase contemplated by the Purchase Agreement, by the requisite vote of Cyren’s shareholders to the extent required; and (iii) remuneration and reimbursement of expenses on the same terms and conditions that Cyren remunerates and reimburses its other non-executive members of its board of directors.

In addition, pursuant to the Purchase Agreement, on November 7, 2017, Cyren reimbursed WP XII BV in an aggregate amount of $300,000, plus value-added tax, for costs and expenses incurred by WP XII BV in connection with the negotiation, execution, delivery and performance of the Purchase Agreement and the transactions contemplated therein, including, fees and expenses of WP XII BV’s counsel and accountants.

Also, pursuant to the Purchase Agreement, in the event Cyren breaches the non-solicitation covenant of the Purchase Agreement or Cyren’s board of directors modifies its recommendation on the offer as a result of an “Intervening Event” (and solely in such case, as defined in the Purchase Agreement), and thereafter WP XII BV terminates the offer, Cyren would be required to reimburse our expenses up to $2,000,000. This additional expense reimbursement would not be payable to us if the Cyren board of directors modifies its recommendation on the offer as a result of a Superior Proposal (as defined in the Purchase Agreement) received by Cyren.

Pursuant to the Cyren, Ltd. 2016 Equity Incentive Plan, the 2016 Non-Employee Director Equity Incentive Plan, the Cyren Ltd. 2006 U.S. Stock Option Plan, the Amended and Restated Cyren Ltd. 1999 Non-Employee Stock Option Plan, as extended and the Cyren Ltd. Amended and Restated Israeli Share Option Plan (together, the “Plans”) if the purchase of Cyren ~~s~~hares under the Purchase Agreement and the offer constitute a “change of control” under the Plans, certain equity awards will accelerate and vest thereunder.

The summary of the Purchase Agreement and the transactions described therein is not a complete description and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is included as Exhibit (d)(1) to Schedule TO filed with the SEC by WP XII BV in connection with the offer, and is incorporated in this offer to purchase by reference.

As a result of WP XII BV’s board designation rights and its beneficial ownership of approximately 21.3% of the issued and outstanding Cyren shares as of October 31, 2017, as adjusted to give effect to the Private Transaction, WP XII BV may be deemed to exert influence over Cyren.

Warburg Pincus has invested, and in the future may invest, in other companies that operate in the same industry as, and may compete with, Cyren.

Related Party Transactions

Cyren Share Purchase

Pursuant to the Purchase Agreement, dated November 6, 2017, WP XII BV purchased 10,595,521 Cyren shares from Cyren at a purchase price of $1.85 per Cyren share in a private placement exempt from the registration requirements under the Securities Act. The Purchase Agreement contains representations and warranties by Cyren and WP XII BV and covenants of Cyren and WP XII BV (including certain indemnification and non-solicitation provisions), which are customary for transactions of this type. The Purchase Agreement provides WP XII BV with the right to designate two directors to Cyren’s board of directors. The WP Directors were appointed to Cyren’s board of directors on November 6, 2017 until Cyren’s next Annual General Meeting, which is currently scheduled to be held on December 28, 2017, where each of Cary J. Davis and Brian Chang will be proposed for election for service on Cyren’s board of directors until Cyren’s next Annual General Meeting or until their successors are duly elected. WP XII BV also has certain other board designation rights pursuant to the Purchase Agreement, which, among other things, allow it to designate additional directors to Cyren’s board of directors at future shareholder meetings based on its ownership interest in Cyren. Such designation rights and additional terms of the Purchase Agreement are further described in “Background to the Offer – Interest of Persons in the Offer.”

The summary of the Purchase Agreement and the transactions described therein is not a complete description and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is included as Exhibit (d)(1) to Schedule TO filed with the SEC by WP XII BV in connection with the offer, and is incorporated in this offer to purchase by reference.

Registration Rights Agreement

On November 6, 2017, WP XII BV entered into the Registration Rights Agreement with Cyren. The Registration Rights Agreement, among other things, provides three demand registrations, as well as piggyback and shelf-take down registration rights to WP XII BV. The demand registration rights may be exercised at any time from August 6, 2018, subject to certain customary blackout periods; provided that from August 6, 2018 through November 6, 2018, we may sell no more than 20% of the outstanding Cyren shares. In addition, on and following November 6, 2019, Cyren shall, at the request of WP XII BV, prepare, file and cause a shelf registration statement to be declared effective. The Registration Rights Agreement also requires Cyren to use reasonable best efforts to cooperate and assist us with marketing the resale of Cyren shares, including providing information reasonably requested by us and providing us with reasonable access to Cyren management.

Except as set forth in this offer to purchase, neither the Offeror Group, nor to the best of our knowledge any of the other persons listed in Schedule I to this offer to purchase, have had any transaction during the past two years with Cyren or any of its executive officers, directors or affiliates that is required to be described in this offer to purchase under applicable law. Except as set forth in this offer to purchase, there have been no negotiations, transactions or material contacts during the past two years between us, or to the best of our knowledge any of the other persons listed in Schedule I to this offer to purchase, on the one hand, and Cyren and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisition of Cyren’s securities, an election of Cyren’s directors or a sale or other transfer of a material amount of the assets of Cyren.

The summary of the Registration Rights Agreement is not a complete description and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is included as Exhibit (d)(2) to Schedule TO filed with the SEC by WP XII BV in connection with the offer, and is incorporated in this offer to purchase by reference.

THE TENDER OFFER

YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.	TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

The offer is being made to all of Cyren’s shareholders. Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to proration, we will accept for payment and pay for Cyren shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on December 19, 2017, unless we extend the period of time during which the initial period of the offer is open. We refer to this period, as may be extended (as described below), as the “Initial Offer Period,” and the date of completion of the Initial Offer Period is referred to as the “Initial Completion Date.”

We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating, whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. Under Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, then the shareholders who have, with respect to each Cyren share owned by them,

•	not responded to the offer,

•	notified us of their objection to the offer, or

•	validly tendered such Cyren share but have properly withdrawn their tender during the Initial Offer Period,

will be entitled to tender each such Cyren share during an additional five calendar-day period commencing at the completion of the Initial Offer Period. We refer to this period as the “Additional Offer Period” and to the expiration of such period as the “Final Expiration Date.” Cyren shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date (such time and date, as the same may be extended, referred to as the “Withdrawal Deadline”), but not during the Additional Offer Period or thereafter. In this respect, we recommend that you read Section 4 and Section 11 of this offer to purchase.

Subject to proration, we will accept for payment and pay for all Cyren shares validly tendered and not properly withdrawn prior to the Withdrawal Deadline in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date. We expect to make such payment, including in the event that proration of tendered Cyren shares is required, within four U.S. business days following the Final Expiration Date.

No fractional Cyren shares will be purchased by us in the offer.

Conditions of the offer include, among other things, that:

•	prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Cyren shares representing at least 5.0% of the issued and outstanding shares and voting power of Cyren on the Initial Completion Date (2,491,921 Cyren shares as of October 31, 2017, which was adjusted to include 10,595,521 Cyren shares issued in connection with the Private Transaction);

•	in accordance with Israeli law, at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Cyren shares validly tendered and not properly withdrawn is greater than the aggregate number of Cyren shares represented by Notices of Objection to the consummation of the offer; provided, however, that for purposes of determining if the aggregate number of Cyren shares validly tendered and not properly withdrawn is greater than the aggregate number of Cyren shares represented by Notices of Objection to the consummation of the offer, the Cyren shares tendered by us or by any person who has a personal interest in the acceptance of the offer (or anyone on such person’s behalf, including such person’s relatives or companies under such person’s control) are to be excluded;

•	The German Federal Cartel Office has approved the purchase of the Cyren shares tendered in response to the offer, or the purchase is deemed approved because the applicable waiting periods have expired by no later than one Israeli business day prior to the Final Expiration Date; and

•	5,411,117 Cyren shares are validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period.

The offer is also subject to certain other conditions set forth in Section 11. If any of these conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Cyren shares tendered pursuant to the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Cyren. See Section 11, which sets forth in full the conditions of the offer and specifies those conditions of the offer that are waivable by us.

If more than 31,265,358 Cyren shares are validly tendered and not properly withdrawn in the United States and Israel in the aggregate, such that, prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, we will purchase 31,265,358 Cyren shares on a pro rata basis from all tendering shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares prior to the Withdrawal Deadline. The number of Cyren shares that we will purchase from each tendering shareholder will be based on the total number of Cyren shares validly tendered by all shareholders prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn prior to the Withdrawal Deadline multiplied by the proration factor. The proration factor, if any, will be calculated by dividing (x) 31,265,358 Cyren shares, the number of Cyren shares that we are offering to purchase, by (y) the aggregate number of Cyren shares validly tendered pursuant to the offer and not properly withdrawn in the U.S. and Israel.

We will publicly announce in accordance with applicable law and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating, whether the conditions to the offer have been satisfied or, subject to applicable law, waived by us. Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, if any. If we are unable to promptly determine the proration factor, we will announce the preliminary results. We will pay for all Cyren shares accepted for payment pursuant to the offer promptly following the calculation of the proration factor. We expect to make such payment within four U.S. business days following the Final Expiration Date.

Under Israeli law, once we announce, following the completion of the Initial Offer Period, that the offer has been accepted, or, in other words, that all the conditions of the offer have been satisfied or, subject to applicable law, waived by us, no further conditions of the offer would apply and we will become irrevocably bound to purchase the Cyren shares validly tendered pursuant to the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date (subject to proration, if any).

Subject to applicable laws and regulations, if any condition has not been satisfied as of the Initial Completion Date, we may decide to:

•	extend the Initial Offer Period (except that, pursuant to the Israeli Securities Law, we must generally provide notice to that effect at least one Israeli business day prior to the Initial Completion Date) and, subject to applicable withdrawal rights until the Withdrawal Deadline, retain all tendered Cyren shares until the Final Expiration Date;

•	if the only conditions that have not been satisfied are one or more of the conditions set forth in clause (b) of Section 11, waive such condition(s) and, subject to proration, accept for payment and promptly pay for all Cyren shares validly tendered and not properly withdrawn before the Withdrawal Deadline prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date; or

•	terminate the offer and not accept for payment or pay for any Cyren shares and promptly return all tendered Cyren shares to tendering shareholders.

Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Cyren shares during the Initial Offer Period, we will be permitted to extend the Initial Offer Period so that the Initial Completion Date will correspond with the expiration date of the third party’s tender offer. We will not, however, provide for a subsequent offering period as permitted pursuant to Rule 14d-11 under the Exchange Act.

In the event that we extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the Initial Completion Date. Accordingly, we will also:

•	file an immediate report with the ISA no later than one Israeli business day prior to the Initial Completion Date, and, within one Israeli business day thereafter (or within two business days, in the event our decision to extend the Initial Offer Period was made toward the late evening hours, Israel time, on one Israeli business day prior to the Initial Completion Date), publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew; and

•	issue a press release announcing a new Initial Completion Date no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period.

Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Cyren shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the offer by distributing a press release to “Globe Newswire/Business Wire” and publishing the aforesaid notices in two daily Israeli newspapers.

Under Israeli law, however, we will not be permitted to extend the Initial Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the Cyren shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to the Exchange Act, the rules of the SEC and the Israeli Securities Law), we will extend the Initial Offer Period to the extent required by the Exchange Act, the rules of the SEC and the Israeli Securities Law. If there is a material change in the number of Cyren shares outstanding, or there is a material change in the number of Cyren shares on a partially diluted basis taking into account shares underlying certain vested and unexercised stock options, between the date of this offer to purchase and the Final Expiration Date, we may amend the conditions to the offer and the maximum number of Cyren shares for which we are tendering to adjust to such change.

This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Cyren shares whose names appear as of the date of this offer to purchase on Cyren’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Cyren shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

General. According to Israeli law, to secure the payment for the Cyren shares tendered pursuant to the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the Cyren shares tendered and accepted by us for payment pursuant to the offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Cyren shares that we are offering to purchase in the offer.

Promptly following the Final Expiration Date and upon the terms and subject to the conditions of the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms and conditions of any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all Cyren shares validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4. We expect to make such payment, including in the event that proration of tendered Cyren shares is required, within four U.S. business days following the Final Expiration Date. Please see Section 1.

In all cases, we will pay for Cyren shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

For purposes of the offer, we will be deemed to have purchased Cyren shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of Cyren shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for the Cyren shares will be made by the Depositaries.

Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

If, pursuant to the terms and conditions of the offer, we do not accept tendered Cyren shares for payment for any reason or if certificates are submitted representing more Cyren shares than are tendered (including by reason of proration), certificates evidencing unpurchased Cyren shares will be returned to the tendering shareholder (or, in the case of Cyren shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Cyren shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

Form of Payment. All shareholders tendering their Cyren shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

Withholding. Please note that under the “backup withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold amounts, at applicable rates (currently 28.0%), on gross proceeds otherwise to be received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Cyren shares tendered to the U.S. Depositary pursuant to the offer, each tendering shareholder who does not otherwise establish an exemption from such withholding, must properly complete the IRS Form W-9 included in the Letter of Transmittal. See Section 5.

Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax. However, based on an approval that we expect to receive from the Israeli Tax Authority (“ITA”):

(1)	tendering shareholders who acquired their Cyren shares after Cyren’s initial public offering on Nasdaq in 1999 and who certify that they are non-Israeli residents (and, in the case of a corporation, that no Israeli resident(s) (x) holds more than 25.0% of the means of control of such corporation or (y) is the beneficiary of, or is entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly) and hold less than 5% of the outstanding ordinary shares of Cyren, will not be subject to Israeli withholding tax; and

(2)	payments to tendering shareholders who acquired their Cyren shares after Cyren’s initial public offering on Nasdaq in 1999 and who hold their Cyren shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

The requested approval will not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law.

See Section 5 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

3.	PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER.

Overview

Shareholders who are named in the Register of Shareholders of Cyren in Israel, and who wish to tender their Cyren shares or object to the offer, should do so through the Israeli Depositary. We refer to these shareholders below as “Listed Holders.” Shareholders who hold their Cyren shares through a TASE member, and who wish to tender their Cyren shares or object to the offer, should also do so through the Israeli Depositary. We refer to these shareholders below as “Unlisted Holders.” See “Tenders to Israel Brokerage & Investments I.B.I. Ltd., our Israeli Depositary” below for instructions.

All other holders of Cyren shares should tender their Cyren shares to, or object to the offer through, the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, LLC, our U.S. Depositary” below.

You may only tender your Cyren shares or object to the offer by following the procedures described in this Section 3. You may not tender your Cyren shares using a guaranteed delivery procedure.

Options or Warrants

If you hold options or warrants of Cyren which under the terms thereof are exercisable on or prior to the Initial Completion Date or the Final Expiration Date, as applicable, you may exercise such exercisable options or warrants and tender the Cyren shares issued to you upon exercise of such option or warrant. You may not tender the option or warrant itself for sale and we will not purchase any options or warrants. As to how to exercise your option or warrant, please refer to the terms of your warrant or award agreement. If you plan to exercise the options or warrants and tender the Cyren shares issued to you upon exercise of such option or warrant, please ensure to complete the exercise of the options or warrants with sufficient time to tender your Cyren shares prior to the expiration of the Initial Offer Period or the Additional Offer Period, as applicable. See Section 1.

Convertible Notes

If you hold a convertible note of Cyren which under the terms thereof are convertible on or prior to the Initial Completion Date or the Final Expiration Date, as applicable, you may convert such notes and tender the Cyren shares issued to you upon conversion of such note. You may not tender the note itself for sale and we will not purchase any note. As to how to convert your note, please refer to the terms of your note. If you plan to convert the convertible notes and tender the Cyren shares issued to you upon the conversion of such convertible notes, please ensure to complete the conversion of such notes with sufficient time to tender your Cyren shares prior to the expiration of the Initial Offer Period or the Additional Offer Period, as applicable.

Note that in the event the offer results in a change of control of Cyren pursuant to the terms of your convertible note, your convertible note will convert into Cyren shares immediately prior to the consummation of the offer. In such an event, we expect that you will not have sufficient time to tender your Cyren shares for sale in the offer and you shall continue to hold the Cyren shares issued upon conversion of your convertible note without being able to tender them for sale in the offer. Therefore, if you wish to participate in the offer and tender the Cyren shares issued to you upon conversion of the note you must convert the note and tender your Cyren shares prior to the expiration of the Initial Offer Period or the Additional Offer Period, as applicable. See Section 1.

Tenders to American Stock Transfer & Trust Company, LLC, our U.S. Depositary

Eligibility; Who May Tender to, or Object to the Offer through, the U.S. Depositary. Shareholders who are not Unlisted Holders or Listed Holders should tender their Cyren shares to, or object to the offer through, the U.S. Depositary.

Valid Tender. In order for you to validly tender Cyren shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Cyren shares must be received by the U.S. Depositary at its address or the Cyren shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.

The term “agent’s message” means a message, transmitted by The Depository Trust Company (“DTC”), to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Cyren shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

If certificates evidencing tendered Cyren shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Cyren shares will be purchased.

The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the

U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the Cyren shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Cyren shares by causing DTC to transfer such Cyren shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Cyren shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Cyren shares are tendered:

•	by a registered holder of Cyren shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of an eligible guarantor institution.

If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

Condition to Payment. In all cases, payment for Cyren shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing Cyren shares, or a timely Book-Entry Confirmation for the delivery of Cyren shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

The valid tender of Cyren shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms and subject to the conditions to the offer.

Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Cyren shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Cyren shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Cyren shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Cyren shares (and any and all Cyren shares or other securities issued or issuable in respect of your Cyren shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Cyren shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Cyren’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Cyren shares to be deemed validly tendered, immediately upon our payment for the Cyren shares, we must be able to exercise full voting rights with respect to the Cyren shares at any meeting of Cyren’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Cyren’s shareholders with a record date prior to the consummation of the offer if such Cyren shares were held by such tendering shareholder as of such record date).

Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Cyren shares, and you hold such Cyren shares through a broker, dealer, commercial bank, trust company or other nominee, you should request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the Information Agent prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date.

We will disregard any Notices of Objection received by the U.S. Depositary (or the Information Agent, as applicable) after such deadline. In addition, if you submit a Notice of Objection with respect to Cyren shares and thereafter you deliver a Letter of Transmittal by which you tender those Cyren shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Cyren shares, and thereafter you deliver to us a Notice of Objection with respect to those Cyren shares, we will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Cyren shares, we will disregard the Letter of Transmittal, but solely for the purpose of determining if the conditions set forth in Section 11(a)(2) have been satisfied.

Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary (or the Information Agent, as applicable) at its address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Cyren shares to which the Notice of Objection to be withdrawn relates. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date by following the procedures described above.

If, with respect to all or any portion of your Cyren shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Cyren shares during the Additional Offer Period. See Section 1 and Section 11.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Cyren shares or Notice of Objection will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Cyren shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Cyren shares or Notices of Objection or incur any liability for failure to give any notification.

If you tender your Cyren shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered Cyren shares (and any and all Cyren shares or other securities issued or issuable in respect of your Cyren shares); and

•	when we accept your Cyren shares for payment, we will acquire good and unencumbered title to your Cyren shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Tenders to Israel Brokerage & Investments I.B.I. Ltd., our Israeli Depositary

Eligibility; Who May Tender to, or Object to the Offer through, the Israeli Depositary. Shareholders who are either Listed Holders or Unlisted Holders should tender their Cyren shares to, or object to the offer through, the Israeli Depositary. All other shareholders should tender to the U.S. Depositary, as described above.

Valid Tender.

•	By Unlisted Holders: in order for an Unlisted Holder to validly tender Cyren shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of an Acceptance Notice of an Unlisted Holder to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Initial Offer Period or Additional Offer Period, as applicable. We recommend that you check at what time you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed.

An Unlisted Holder who wishes to submit an Acceptance Notice at any time on the Final Expiration Date must send an Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. We refer to this as the Late Acceptance Notice of an Unlisted Holder. The Late Acceptance Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Acceptance Notice to the TASE member with which its securities deposit is managed by the following Israeli business day by 9:30 a.m., Israel time (2:30 a.m., New York time), and provided that such TASE member provides the Israeli Depositary with an additional Acceptance Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time (4:00 a.m., New York time).

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Initial Completion Date and again on the Final Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder. In addition, each TASE member is required to deliver to the Israeli Depositary, if applicable, an additional Acceptance Notice of TASE Member, if such TASE member receives, in a timely manner, any Late Acceptance Notices of an Unlisted Holder.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Cyren shares validly tendered pursuant to the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within four U.S. business days following the Final Expiration Date the Unlisted Holder’s bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Initial Completion Date and not waived by us, or if we withdraw the offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

•	By Listed Holders: in order for a Listed Holder to validly tender Cyren shares in the offer to the Israeli Depositary, such Listed Holder must deliver, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date or Final Expiration Date, as applicable, (1) a share certificate or share certificates representing its Cyren shares accompanied by (2) an Acceptance Notice of a Listed Holder duly signed by the Listed Holder or its duly authorized attorney-in-fact. A Listed Holder must deliver the share certificate(s) and the accompanying Acceptance Notice of Listed Holder to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours. The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Final Expiration Date.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Cyren shares validly tendered pursuant to the offer and accepted by us for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within four U.S. business days following the Final Expiration Date the Listed Holder’s bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the completion of the Initial Offer Period and not waived by us, or if we withdraw the offer, we will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificates and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

The valid tender of Cyren shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Cyren shares, and:

•	you are an Unlisted Holder with respect to such Cyren shares, you must notify us, through the TASE member, of your objection to the offer by delivering the Notice of Objection to the TASE member duly signed by you or your duly authorized attorney-in-fact. We refer to this as the Notice of Objection of an Unlisted Holder.

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, one Notice of Objection, referred to as the Notice of Objection of TASE Member, representing all Notices of Objection delivered by each Unlisted Holder to such TASE member; or

•	you are a Listed Holder with respect to such Cyren shares, you must notify us, through the Israeli Depositary, of your objection to the offer by delivering the Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, duly signed by you, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date. Delivery of the documents set forth above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary.

We will disregard any Notices of Objection (whether Notices of Objection of TASE Members or Notices of Objection of Listed Holders) received by the Israeli Depositary after such deadline. In addition, if you (or the TASE member on your behalf) submit a Notice of Objection with respect to Cyren shares and thereafter you (or the TASE member on your behalf) deliver an Acceptance Notice by which you tender those Cyren shares, we will disregard your Notice of Objection. Similarly, if you (or the TASE member on your behalf) submit an Acceptance Notice by which you tender Cyren shares, and thereafter you (or the TASE member on your behalf) deliver to us a Notice of Objection with respect to those Cyren shares, we will disregard your Acceptance Notice. If you (or the TASE member on your behalf) submit an Acceptance Notice and a Notice of Objection concurrently with respect to the same Cyren shares, we will disregard the Notice of Objection.

Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, as follows:

•	if you are an Unlisted Holder, you may withdraw your Notice of Objection by delivering to the TASE member to which you delivered your Notice of Objection, a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled” and accompanied by the date and time of delivery of your Notice of Objection to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

•	if you are a Listed Holder, you may withdraw your Notice of Objection by delivering to the Israeli Depositary a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled,” accompanied by the date and time of delivery of your Notice of Objection to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.

Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date by following the procedures described above.

If, with respect to all or any portion of your Cyren shares, you object to the offer during the Initial Offer Period and the conditions of the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Cyren shares during the Additional Offer Period, if applicable. See Section 1 and Section 11.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Cyren shares or Notice of Objection will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Cyren shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or Notices of Objection or incur any liability for failure to give any notification.

If you tender your Cyren shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered Cyren shares (and any and all Cyren shares or other securities issued or issuable in respect of your Cyren shares); and

•	when we accept your Cyren shares for payment, we will acquire good and unencumbered title to your Cyren shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.	WITHDRAWAL RIGHTS

You may withdraw previously tendered Cyren shares at any time prior to the Withdrawal Deadline, but not during the Additional Offer Period or thereafter (see Section 1 and Section 11). In addition, under U.S. law, tendered Cyren shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Cyren shares have not yet been accepted for payment by us. If we extend the Initial Offer Period, delay our acceptance for payment of Cyren shares or are unable to accept Cyren shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered Cyren shares, and those Cyren shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Cyren shares that we have accepted for payment is limited by applicable law. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, LLC, our U.S. Depositary

If you tendered your Cyren shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Cyren shares to be withdrawn, the number of Cyren shares to be withdrawn and the name of the registered holder of the Cyren shares, if different from the name of the person who tendered the Cyren shares. If certificates evidencing Cyren shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Cyren shares have been tendered for the account of an eligible guarantor institution. If Cyren shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Cyren shares and otherwise comply with DTC’s procedures.

Withdrawals of tendered Cyren shares may not be rescinded. If you have properly withdrawn your Cyren shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Cyren shares may be re-tendered at any time prior to 10:00 a.m., New York time (5:00 p.m., Israel Time), on the Final Expiration Date by following the applicable procedure described in Section 3.

Withdrawal procedure for tenders to Israel Brokerage & Investments I.B.I. Ltd., our Israeli Depositary

If you tendered your Cyren shares to the Israeli Depositary, you may withdraw your Cyren shares as follows:

•	if you are an Unlisted Holder, you may withdraw your Cyren shares at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time) on the Initial Completion Date, by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

•

if you are a Listed Holder, you may withdraw your Cyren shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the share certificate(s) and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance

Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date.

Withdrawals of tendered Cyren shares may not be rescinded. If you have properly withdrawn your Cyren shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Cyren shares may be re-tendered at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Final Expiration Date by following the applicable procedure descried in Section 3.

Determination of Validity

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. None of us or our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	CERTAIN MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES.

Certain Material U.S. Federal Income Tax Consequences.

U.S. Holders. The following discussion summarizes certain material U.S. federal income tax consequences of the offer applicable to the beneficial owners of Cyren shares who are U.S. Holders and whose Cyren shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a beneficial owner of Cyren shares who is:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or (B) if, in general, it was in existence on August 20, 1996, was treated as a United States person under the Code on the previous day and made a valid election to continue to be so treated.

If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Cyren shares, the tax treatment of its partners generally will depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Cyren shares, and partners in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the offer.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 5. Subject to the discussion set forth below under the heading entitled “Characterization of the Sale for a U.S. Holder if Cyren has been a “Passive Foreign Investment Company” during the U.S. Holder’s ownership period,” this discussion assumes that Cyren is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

This discussion addresses only Cyren shares that are held as capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the U.S. Internal Revenue Service, referred to as the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax consequences that may be relevant to U.S. Holders in light of their particular circumstances or certain types of U.S. Holders subject to special treatment, including, without limitation:

•	real estate investment trusts;

•	regulated investment companies;

•	broker-dealers or traders (including in securities or foreign currency);

•	insurance companies;

•	U.S. Holders who have elected to apply a mark-to-market method of accounting;

•	certain former citizens or former long-term residents of the United States;

•	tax-exempt organizations or retirement plans;

•	banks and other financial institutions;

•	U.S. Holders who hold their Cyren shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

•	U.S. Holders who received their Cyren shares through the exercise of employee stock options or otherwise as compensation;

•	entities subject to the anti-inversion rules of Section 7874 of the Code;

•	S corporations;

•	partnerships or other entities classified as partnerships or U.S. Holders who hold their Cyren shares through partnerships or other entities classified as partnerships;

•	U.S. Holders who within the five-year period prior to the offer owned directly, indirectly or by attribution or constructive ownership at least 10.0% of the voting power or value of the outstanding Cyren shares; and

•	U.S. Holders whose functional currency is not the U.S. dollar.

In addition, this summary does not discuss any alternative minimum tax consequences, Medicare contribution tax consequences, state, local or non-U.S. tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

WE RECOMMEND THAT BENEFICIAL OWNERS OF CYREN SHARES WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF CERTAIN ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES.”

Characterization of the Sale for a U.S. Holder if Cyren has not been a “Passive Foreign Investment Company” during the U.S. Holder’s ownership period. The receipt of cash by a U.S. Holder who sells Cyren shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Cyren shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (determined before the deduction of any withholding tax or backup withholding) and the U.S. Holder’s adjusted tax basis in the Cyren shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Cyren shares (i.e., Cyren shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Cyren shares for more than one year at the time of the consummation of the sale. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is generally subject to U.S. federal income tax at preferential rates. Special limitations apply to the use of capital losses.

Characterization of the Sale for a U.S. Holder if Cyren has been a “Passive Foreign Investment Company” during the U.S. Holder’s ownership period. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of Section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50% of the average value of its assets consists of assets that produce or are held for the production of, passive income. Cyren’s Form 20-F for the fiscal year ended December 31, 2016 states that, based on its estimated gross income, the average value of its gross assets and the nature of its business, Cyren does not believe that it will be a PFIC for the current taxable year, nor does it expect to become a PFIC in the foreseeable future. However, because the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, there is no assurance that Cyren is not (or will not become) a PFIC.

In general, if Cyren were characterized as a PFIC for any taxable year during a U.S. Holder’s period of ownership and such holder has not made a valid mark-to-market election (discussed below), any gain recognized by such U.S. Holder who sells Cyren shares pursuant to the offer would be treated as ordinary income (rather than capital gain) and would be subject to tax as if the gain had been realized ratably over the holding period of the Cyren shares. The amount of such income allocated to the current taxable year and any taxable year with respect to which Cyren was not a PFIC would be taxed as ordinary income as if earned in the current taxable year. The amount of such income allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder would also be liable for an additional amount equal to the interest on the resulting tax liability for such years.

If Cyren was a PFIC in any year in which a U.S. Holder held Cyren shares and certain conditions relating to the regular trading of Cyren shares have been met, a U.S. Holder may have been able to make a “mark-to-market” election with respect to their Cyren shares. If a U.S. Holder made this election in a timely fashion then, instead of the tax treatment described in the preceding paragraph, such U.S. Holder generally would have previously recognized (as ordinary income) any gain or loss accruing in the Cyren shares each year, and any gain recognized by the U.S. Holder as a result of the sale of Cyren shares pursuant to the offer will exclude any such previously-included income. Any such non-excluded gain generally will be treated as ordinary income.

If Cyren is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. Holder held Cyren shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the sale of Cyren shares.

We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Cyren shares pursuant to the offer.

Foreign Tax Credits. In certain circumstances, a U.S. Holder may be subject to Israeli withholding or other taxes (as further described below in “Certain Material Israeli Tax Consequences.”). A U.S. Holder may be able to obtain a deduction or a credit for such tax for U.S. federal income tax purposes; however, the calculation of deductions and U.S. foreign tax credits involves the application of complex rules and limitations may apply. U.S. Holders should consult their tax advisors as to whether these Israeli taxes, if imposed, may be creditable against the U.S. Holder’s U.S. federal income tax on foreign-source income from other sources or are otherwise deductible, particularly in light of the fact that income recognized by a U.S. Holder on its sale of Cyren shares pursuant to the offer will generally constitute U.S.-source income.

Backup Withholding. Payments to a U.S. Holder (or other payee) made by the U.S. Depositary in connection with the sale of Cyren shares pursuant to the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding rules, 28.0% of the gross proceeds payable to a U.S. Holder (or other payee) pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless (i) the U.S. Holder (or other payee) who tenders its Cyren shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and otherwise complies with the backup withholding rules or (ii) the U.S. Holder is otherwise exempt from backup withholding and establishes such exempt status. Each U.S. Holder tendering its shares to the U.S. Depositary should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certificate necessary to avoid backup withholding.

Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Information Reporting. Certain U.S. Holders may be required to report information to the IRS with respect to their investment in Cyren shares. The Code also imposes penalties if a U.S. Holder is required to report such information to the IRS and fails to do so. U.S. Holders are urged to consult their tax advisors regarding their reporting obligation with respect to the sale of their Cyren shares.

Certain Material Israeli Tax Consequences.

The following discussion summarizes the material Israeli tax consequences of the offer applicable to Cyren’s shareholders whose Cyren shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Cyren shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

The summary below does not discuss the effects of any non-Israeli tax laws. For a discussion of certain material U.S. federal income tax consequences, see above under “Certain Material U.S. Federal Income Tax Consequences.”

Characterization of the Purchase. The receipt of cash for Cyren shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes in which a holder of Cyren shares will be treated as having sold such Cyren shares.

Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Cyren), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

Tax Rates. In general, pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of Cyren shares, whether listed on a stock market or not, is 25% for Israeli individuals. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 30%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Cyren shares (currently 24%). However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Cyren shares prior to Cyren’s initial public offering on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Cyren shares through the exercise of employee stock options or otherwise as compensation.

Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of their Cyren shares, provided that such shareholders did not acquire their Cyren shares prior to Cyren’s initial public offering and that the gains are not attributed to a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25.0% in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, referred to as the U.S.-Israel Tax Treaty, the sale of shares pursuant to the offer by a person who (i) holds the Cyren shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Cyren shares representing 10% or more of the voting power of Cyren during any part of the 12-month period preceding the sale of their Cyren shares, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, the sale of Cyren shares pursuant to the offer would be subject to Israeli capital gains tax to the extent applicable.

Israeli Withholding Tax. We have applied for an approval from the ITA with respect to the withholding tax rates applicable to shareholders as a result of the sale of Cyren shares pursuant to the offer. Based on approvals that were obtained from the ITA in similar transactions, the requested approval should provide, among other things, that:

(1)	tendering shareholders who acquired their Cyren shares after Cyren’s initial public offering on Nasdaq in 1999 and who certify that they are non-Israeli residents (and, in the case of corporations, that no Israeli residents (x) hold more than 25.0% of the means of control such corporations or (y) are the beneficiaries of, or are entitled to, 25.0% or more of the revenues or profits of such corporations, whether directly or indirectly) and hold less than 5% of the outstanding ordinary shares of Cyren, will not be subject to Israeli withholding tax; and

(2)	payments to tendering shareholders who acquired their Cyren shares after Cyren’s initial public offering on Nasdaq in 1999 and who hold their Cyren shares through an Israeli broker or Israeli financial institution will be made by us without any Israeli withholding at source, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law.

The requested approval will not address shareholders who are not described in clauses (1) and (2) above, and therefore they will be subject to Israeli withholding tax at the applicable rate of the gross proceeds payable to them pursuant to the offer, as prescribed by Israeli tax law.

More specifically, based on the approval that we expect to be obtained, if a Cyren shareholder tenders its Cyren shares to:

•	the U.S. Depositary, the U.S. Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

•	certifies, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form, included in the Letter of Transmittal or otherwise delivered to such shareholder, that (1) such shareholder is NOT a “resident of Israel” for purposes of the Ordinance, and if it is a corporation that is NOT a “resident of Israel” – that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation, nor are Israeli residents the beneficiaries of, and are not entitled to, 25.0% or more of such corporation’s revenues or profits, whether directly or indirectly, and such shareholder do not hold 5% or more of the outstanding ordinary shares of Cyren, or (2) such shareholder is a bank, broker or financial institution resident in Israel. In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to such shareholder pursuant to the offer; or

•	provide the U.S. Depositary, with a copy (which shall not constitute notice) to Meitar Liquornik Geva Leshem Tal, our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, with a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the U.S. Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to such shareholder pursuant to the offer in accordance with such ITA Waiver; or

•	the Israeli Depositary, and such shareholder

•	holds its Cyren shares through a TASE member, such TASE member will withhold Israeli income tax, if applicable, at the rate of up to 25% of the gain realized by such shareholder from the sale of Cyren shares in the offer, in accordance with the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 2002; or

•	is named as a holder of Cyren shares in the Register of Shareholders of Cyren in Israel, the Israeli Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder provides the Israeli Depositary, with a copy (which shall not constitute notice) to Meitar Liquornik Geva Leshem Tal, our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, with a valid ITA Waiver, in which case, the Israeli Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to such shareholder pursuant to the offer in accordance with such ITA Waiver.

We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

Please note that if you tender your Cyren shares to the U.S. Depositary and provide a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or description of all potential Israeli tax effects of a sale of shares pursuant to the offer. We recommend that Cyren shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares pursuant to the offer.

6.	PRICE RANGE OF THE SHARES ETC.

Cyren shares are listed and traded on Nasdaq and on the TASE, in each case under the ticker symbol “CYRN.” Cyren shares commenced trading on Nasdaq in July 1999 and on the TASE in December 2009.

The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sales price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On November 17, 2017, the prevailing exchange rate was $1.00 for NIS 3.514.

Quarter	Nasdaq Global Select Market		The Tel Aviv Stock Exchange
	High	Low	High	Low

2015
First Quarter	$3.17	$1.67	NIS 12.39	NIS 6.63
Second Quarter	$3.43	$1.87	NIS 13.25	NIS 7.16
Third Quarter	$2.09	$1.57	NIS 8.12	NIS 6.05
Fourth Quarter	$2.02	$1.61	NIS 8.04	NIS 6.17

2016
First Quarter	$1.76	$1.31	NIS 6.92	NIS 5.18
Second Quarter	$2.00	$1.62	NIS 7.67	NIS 6.29
Third Quarter	$2.50	$1.93	NIS 9.64	NIS 7.48
Fourth Quarter	$2.49	$1.70	NIS 9.17	NIS 6.95

2017
First Quarter	$2.25	$1.93	NIS 8.73	NIS 7.00
Second Quarter	$2.30	$1.95	NIS 8.69	NIS 6.92
Third Quarter	$2.05	$1.35	NIS 7.25	NIS 5.22
Fourth Quarter (through November 17, 2017)	$2.40	$1.65	NIS 8.63	NIS 5.88

The following table sets forth, for each of the months indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On November 17, 2017, the prevailing exchange rate was $1.00 for NIS 3.514.

	NASDAQ GLOBAL SELECT MARKET		TEL AVIV STOCK EXCHANGE
	HIGH	LOW	HIGH	LOW
November 2016	$2.25	$2.00	NIS 8.70	NIS 7.85
December 2016	$2.20	$1.70	NIS 9.03	NIS 6.95
January 2017	$2.15	$1.95	NIS 8.73	NIS 7.42
February 2017	$2.25	$2.05	NIS 8.60	NIS 7.58
March 2017	$2.10	$1.93	NIS 7.62	NIS 7.00
April 2017	$2.10	$1.95	NIS 7.71	NIS 6.92
May 2017	$2.30	$1.95	NIS 8.69	NIS 7.04
June 2017	$2.20	$1.95	NIS 7.78	NIS 7.01
July 2017	$2.05	$1.70	NIS 7.25	NIS 6.15
August 2017	$1.85	$1.35	NIS 6.51	NIS 5.22
September 2017	$1.85	$1.70	NIS 6.69	NIS 6.00
October 2017	$1.90	$1.70	NIS 6.66	NIS 5.97
November 2017 (through November 17, 2017)	$2.40	$1.65	NIS 8.63	NIS 5.88

The average closing sale price for Cyren shares on Nasdaq during the six months prior to the date of this offer to purchase, i.e., between June 17, 2017 and November 17, 2017 was $1.86 per share. Accordingly, the purchase price in the offer is 34.4% higher than the said average closing price on Nasdaq and is 4.2% higher than the closing price on Nasdaq on November 17, 2017, which was $2.40.

The average closing sale price for Cyren shares on the TASE during the six months prior to the date of this offer to purchase, i.e., between June 17, 2017 and November 17, 2017, was NIS 6.59 per share. Accordingly, the purchase price in the offer (NIS 8.785 based on an exchange rate of NIS 0.284 per United States dollar as of November 17, 2017) is 33.3% higher than the said average closing price on the TASE and is approximately 2% higher than the closing price on the TASE on November 16, 2017, which was NIS 8.60.

On November 6, 2017, the last trading day before we announced our intention to commence the offer, the closing sale price per share as reported on Nasdaq was $1.65 and as reported on the TASE was NIS 5.998 ($1.71 based on an exchange rate of NIS 3.513 per United States dollar as of November 6, 2017).

We recommend that you obtain a current market quotation for Cyren shares.

Based on Cyren’s unaudited consolidated financial statements for the period ended September 30, 2017, Cyren’s shareholders equity was $25.2 and its shareholders’ equity per share (based on approximately 39.2 million Cyren shares outstanding on such date) was approximately $0.64.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

Our purchase of Cyren shares pursuant to the offer may reduce the number of Cyren shares that might otherwise be traded publicly and may reduce the number of Cyren shareholders. In particular, if the offer is consummated, Cyren’s “public float,” that is the number of Cyren shares owned by Cyren’s non-affiliated shareholders and available for trading in the securities markets, may be significantly reduced. This may result in lower share prices or reduced liquidity in the trading market for Cyren shares in the future. Nonetheless, we anticipate that there will be a sufficient number of Cyren shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the Cyren shares. Based upon published guidelines of Nasdaq and the TASE, we believe that our purchase of Cyren shares pursuant to the offer will not cause the remaining Cyren shares to be delisted from Nasdaq or the TASE.

The Cyren shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Cyren shares as collateral. We believe that following the purchase of Cyren shares pursuant to the offer, the Cyren shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

Cyren shares are registered under the Exchange Act, which requires, among other things, that Cyren furnish certain information to its shareholders and the SEC. We believe that our purchase of Cyren shares pursuant to the offer will not result in deregistration of the Cyren shares under the Exchange Act or otherwise cause Cyren to no longer be subject to the reporting requirements of the Exchange Act applicable to it.

Following the consummation of the offer, however, Cyren may not qualify as a foreign private issuer when next tested on June 29, 2018, the last business day of its second quarter. Cyren will fail to qualify as a foreign private issuer if more than 50% of its outstanding voting securities are owned of record by U.S. residents and either (a) the majority of its executive officers or directors are United States citizens or residents, (b) more than 50% of its assets are located in the United States, or (c) its business is administered principally in the United States. Currently, more than 50% of Cyren’s voting securities are owned of record by U.S. residents. Pursuant to the Purchase Agreement, WP XII BV has certain rights to appoint directors to Cyren’s board of directors based on its ownership of Cyren shares. Such designation rights are described in “Background to the Offer – Interest of Persons in the Offer.” If more than 50% of Cyren’s voting securities continue to be owned of record by U.S.

residents and the majority of Cyren’s directors are U.S. citizens or residents when Cyren’s foreign private issuer status is tested on June 29, 2018, Cyren will fail to qualify as a foreign private issuer on such date. If Cyren fails to qualify as a foreign private issuer when tested on June 29, 2018, beginning on the first day of the following fiscal year (January 1, 2019), Cyren will be treated as a U.S. domestic issuer and, among other things, (i) Cyren will be required to file periodic reports and registration statements with the SEC on U.S. domestic issuer forms, (ii) Cyren will be required to comply with the disclosure and procedural requirements under Section 14 of the Exchange Act, applicable to soliciting proxies, (iii) Cyren will be subject to Regulation FD, which requires that when a reporting company discloses material nonpublic information to market professionals or security holders it discloses such information publicly simultaneously or promptly, and (iv) Cyren’s executive officers, directors and 10% shareholders will be required to file public reports of beneficial ownership pursuant to Section 16(a) of the Exchange Act.

The Offer is not the first step in a series of transactions that may have one of the effects enumerated in Rule 13e-3(a)(3)(ii) under the Exchange Act.

8.	INFORMATION CONCERNING CYREN.

The information concerning Cyren contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We have not independently verified the accuracy or completeness of the information contained in such documents or records.

Overview. Cyren’s legal and commercial name is Cyren Ltd. and its legal form is a company limited by shares. It was incorporated under the laws of the State of Israel on February 10, 1991. Cyren listed its shares to the public on July 15, 1999 under the name Commtouch Software Ltd. and changed its legal name to Cyren Ltd. in January 2014. Cyren’s corporate headquarters and principal executive offices are located at 1 Sapir Rd., 5th Floor, Beit Ampa, P.O. Box 4014, Herzliya, 46140 Israel. Its telephone number in Israel is +972-9-863-6888. Cyren’s authorized agent in the U.S. is its subsidiary, Cyren Inc., located at 1430 Spring Hill Road, Suite 330, McLean, Virginia 22102. Cyren’s website address is http://www.cyren.com. However, information contained on Cyren’s website does not constitute a part of this offer to purchase.

Cyren is a global leader in information security solutions for protecting web, email and mobile transactions. Cyren is a pioneering Security-as-a-Service provider of integrated cloud-based security technology, with cost-effective, easily deployed solutions that mitigate modern cyber-threats, advanced malware attacks, information leaks, legal liability and productivity loss through the application of cyber intelligence.

Organizations rely on the Internet and email to conduct business, and frequently send critical or confidential information outside their network perimeter as part of established business processes. At the same time, a fundamental shift in the sources of cyber crime, from hackers to organized crime and nation-states, combined with the emergence of international data trafficking and sophisticated advanced persistent threats, is powering an unprecedented wave of targeted, malicious attacks – all designed to steal valuable information. The growth of business-to-business Internet-based collaboration, in conjunction with the consumerization of Information Technology (“IT’) and the associated adoption of mobile devices and unmanaged Internet-based applications, has proliferated sensitive data and reduced the effectiveness of many existing security products. These factors all contribute to an increasing number of severe data breaches and expanding regulatory mandates, all of which accelerate demand for an effective security solutions. The confluence of these trends drives the need for unified, organization-wide web and email security solutions that address the dynamic nature of web content and cyber-threats.

As a leading provider of cloud-based security solutions that deliver powerful protection through the application of global cyber intelligence, Cyren’s easily deployed web, email, and antimalware products deliver uncompromising protection in both embedded and security-as-a-service models. Organizations rely on Cyren cloud-based cyber threat detection and proactive security analytics to provide up-to-date spam classifications, URL categorization and malware detection services. The Cyren cyber intelligence platform applies unique analysis and detection technologies to protect more than 600 million users in 200 countries.

As a trusted technology partner, Cyren delivers its security Threat Intelligence Services to a wide array of customers, OEM and service provider distribution partners including; network and security vendors offering content security gateways, unified threat management solutions, network appliances, antivirus solutions and to service providers such as Software-as-a-Service vendors, web hosting providers and Internet service providers. Cyren partners with customers to ensure success at both the technical and sales levels.

Cyren also delivers its security-as-a-service solutions to enterprise customers, either through a direct-to-enterprise sales model or through channel partners including distributors and resellers.

Cyren provides a purpose-built, global cloud-based security service that delivers real-time protection to enterprises facing the next generation of cyber attacks. Cyren’s technology approach represents a paradigm shift versus how IT security has been conducted since the earliest days of the information technology industry.

The core of Cyren’s purpose-built, cloud-based cyber security platform are the Cyren GlobalView TM Cloud and patented Recurrent Pattern Detection™ technologies, which identify and protect against known and unknown threats that traditional signature-based technologies are unable to detect.

The GlobalView Cloud infrastructure has operated for over 16 years and is built from multiple high-availability data centers deployed worldwide. Global points of presence ensure low latency for queries, as well as local data handling where required by country-specific legislation. End user traffic may be routed to the cloud for protection using a variety of options.

Available Information. Cyren is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

These reports and other information should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Exchange Act file number for Cyren’s Securities and Exchange Commission filings is 000-26495.

The Securities and Exchange Commission maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the Securities and Exchange Commission using its EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system.

According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Cyren is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Cyren, and which was furnished or that has to be furnished, according to U.S. law, to Cyren’s shareholders. Such filings, if filed on or after January 1, 2001, are available on the TASE’s website (http://maya.tase.co.il), and, if were filed on or after November 4, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

9.	INFORMATION CONCERNING THE OFFEROR GROUP.

Overview. Warburg Pincus is a leading global private equity firm that focuses on thesis-driven growth investing at scale. With more than $44 billion in assets under management, Warburg Pincus’ active portfolio of more than 160 companies is highly diversified by stage, sector and geography. As an experienced partner to outstanding management teams, Warburg Pincus helps build durable companies with sustainable value. Warburg Pincus has raised 16 private equity funds, which have invested more than $60 billion in over 800 companies in more than 40 countries.

WP XII BV was incorporated on March 11, 2016. WP XII BV is wholly owned by WP XII Investments Coöperatief, which is jointly owned by the WP XII Funds. WP XII BV is (i) affiliated with certain limited partnership funds managed by WP LLC, a New York limited liability company, and (ii) affiliated with WP Bermuda, a Bermuda exempted company and the ultimate general partner of certain limited partnership funds. The business address of WP LLC and WP Bermuda is 450 Lexington Avenue, New York, New York 10017, telephone number (212) 878-0600. Charles R. Kaye and Joseph P. Landy, as the Sole Directors and Co-Chairmen of WP Bermuda, and each a Managing Member and a Co-Chief Executive Officer of WP LLC, may be deemed to control WP LLC and WP Bermuda. Each of Messrs. Kaye and Landy disclaim beneficial ownership of the securities owned by WP XII BV. We refer to WP XII BV, WP XII Investments Coöperatief, the WP XII Funds, WP LLC, WP Bermuda and Messrs. Kaye and Landy, collectively, as the “Offeror Group.”

Except as set forth in this offer to purchase, no member of the Offeror Group, nor to the best of our knowledge, any of the other persons listed on Schedule I, nor any affiliate or majority-owned subsidiary of any of the foregoing, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Cyren shares during the past 60 days.

Except as set forth in this document, no member of the Offeror Group, nor to the best of our knowledge, any other person listed on Schedule I, nor any affiliate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire Cyren shares.

Except as set forth in this document, no member of the Offeror Group, nor to the best of our knowledge, any of the other persons listed on Schedule I has had, during the past two years, any negotiations, contacts or material transactions with Cyren or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Cyren.

Additional Information. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) of each member of the Offeror Group are set forth in Schedule I to this offer to purchase.

None of the members of the Offeror Group, nor to the best of our knowledge, any other person listed on Schedule I:

•	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

•	has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

•	has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

Available Information. We have filed with the SEC a Schedule TO, which includes this offer to purchase as an exhibit thereto and contains additional information concerning the offer. We are not subject to the informational filing requirements of the Exchange Act or the Israeli Securities Laws.

10.	SOURCES AND AMOUNT OF FUNDS.

The offer is not conditioned on the availability of financing. We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $79.0 million. We possess all necessary funds to consummate the offer from capital committed to the WP XII Funds. To secure the payment for the Cyren shares tendered pursuant to the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the Cyren shares. In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the number of Cyren shares that we are offering to purchase in the offer. Because our offer is not conditioned on the availability of financing, we possess all of the necessary funds to consummate the offer from capital committed to the WP XII Funds, and we have deposited cash into an escrow account with the Israeli Depositary in an amount sufficient to pay for the maximum number of Cyren shares that we are offering to purchase in the offer, each member of the Offeror Group believes that its financial condition is not material to a decision to tender pursuant to our offer.

As of September 30, 2017, Warburg Pincus had assets under management of more than $44 billion. Consistent with industry practices, investments held by Warburg Pincus are maintained on an investment-by-investment basis. In other words, proceeds from one investment are not (and will not be) applied to, or used to satisfy, the liabilities of a separate, standalone investment held by the same investment fund or any related investment fund.

We do not believe that our financial statements are material to your decision whether to tender Cyren shares and accept the offer because:

•	the offer consideration consists solely of cash;

•	the aggregate purchase price is guaranteed by the Israeli Depositary, which, in turn, required us to deposit the entire amount in escrow as security for such guarantee;

•	the offer is not subject to any financing condition; and

•	we already hold a 21.3% interest in the issued and outstanding shares of Cyren as of October 31, 2017, which was adjusted to include 10,595,521 Cyren shares issued in connection with the Private Transaction.

11.	CONDITIONS TO THE OFFER.

Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the Cyren shares validly tendered pursuant to the offer and not properly withdrawn before the Withdrawal Deadline prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Cyren shares, and terminate the offer, if any of the following occurs:

(a)	at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any one or more of the following conditions has not been satisfied:

(1)	there shall have been validly tendered and not properly withdrawn Cyren shares representing at least 5.0% of the issued and outstanding shares and voting power of Cyren on the Initial Completion Date (2,491,921 Cyren shares as of October 31, 2017, which was adjusted to include 10,595,521 Cyren shares issued in connection with the Private Transaction); or

(2)	as required by Israeli law, at the completion of the Initial Offer Period, the aggregate number of Cyren shares validly tendered and not properly withdrawn is greater than the aggregate number of Cyren shares represented by Notices of Objection to the consummation of the offer; provided, however, that for purposes of determining if the aggregate number of Cyren shares validly tendered and not properly withdrawn is greater than the aggregate number of Cyren shares represented by Notices of Objection to the consummation of the offer, the Cyren shares tendered by us or by any person who has a personal interest in the acceptance of the offer (or anyone on such person’s behalf, including such person’s relatives or companies under such person’s control) are to be excluded;

(b) (1)	at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date,

•	any “event” (as such term is defined below) shall have occurred,

•	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event”, and

•	such “event” would cause the terms of the offer as a result of such “event” to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

For purposes of this paragraph (b)(1), an “event” shall mean any of the following:

(A)	any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

(B)	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign; or

(C)	any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Cyren that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on Cyren or, assuming consummation of the offer, on us;

(2)	at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any of the following shall have occurred, provided that we did not know and could not have known of, nor did we foresee or could have foreseen, such an event, on the date of this offer to purchase:

•	any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, that could have a material adverse effect on us, Cyren or the trading of Cyren shares;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

•	any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, Cyren or the trading of Cyren shares; or

•	a tender offer or exchange offer for any or all of Cyren shares, or any merger, acquisition, business combination or other similar transaction with or involving Cyren or any of its subsidiaries, shall have been proposed, announced or made by any other person or has been publicly disclosed; or

(3)	5,411,117 Cyren shares are validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period.

(c)	at least one Israeli business day prior to the Initial Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Cyren shares pursuant to the offer (see Section 12), including the approval of the German Federal Cartel Office. This includes that any U.S. or Israeli governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

Any of the foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions, so long as they are not caused exclusively by any action or inaction of any member of the Offeror Group, and, in the case of clause (b) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Initial Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment. You should be aware that, under Israeli law, we may not waive the conditions set forth in clause (a) and clause (c) above.

If any of the foregoing conditions occurs, we will promptly terminate the offer or waive such condition. All of the conditions of the offer must be satisfied or waived before the Initial Completion Date. If we proceed with the offer after failing to exercise any of the foregoing rights, this will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, we may be required to extend the offer and recirculate new disclosure to the tendering shareholders. A public announcement may be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

Should the offer be terminated pursuant to the foregoing provisions, all tendered Cyren shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Cyren.

12.	LEGAL MATTERS AND REGULATORY APPROVALS.

German Federal Cartel Office. On November 9, 2017, we filed a merger notice with respect to our purchase of Cyren shares pursuant to the offer with the German Federal Cartel Office. The merger notice is required because if we acquire the Cyren shares pursuant to this offer we will be deemed to own 25% or more or 50% or more of the outstanding Cyren shares and will be deemed to control Cyren in the sense of the German Act Against Restraints on Competition (“ARC”). Under Section 35 et seq. ARC, if as a result of a transaction the purchaser will own 25% or more or 50% or more of the shares in a company or control a company, and the parties exceed certain revenue thresholds, which is the case here, the approval of the German Federal Cartel Office is required to be obtained before the transaction may be completed.

The Israeli Securities Authority. Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Initial Completion Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials be published within one Israeli business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Initial Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. Except as set forth above, we are not aware of any license or regulatory permit that appears to be material to the business of Cyren and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Cyren shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Cyren shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Cyren’s business. See Section 11 for conditions of the offer, including conditions with respect to regulatory approvals.

13.	FEES AND EXPENSES.

We have retained D.F. King &Co., Inc. to serve as the Information Agent for the offer, American Stock Transfer & Trust Company, LLC, to serve as the U.S. Depositary for the offer, and Israel Brokerage & Investments I.B.I Ltd. to serve as the Israeli Depositary for the offer.

The Information Agent may contact holders of Cyren shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, D.F. King &Co., Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$35,000
U.S. and Israeli Depositaries’ Fees and Expenses	$65,000
Filing Fees	$9,732
Legal Fees	$400,000
Printing and Mailing Costs	$10,000
Miscellaneous	$100,000

Total	$619,732

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Cyren shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14.	MISCELLANEOUS.

We are making the offer to shareholders of Cyren by this offer to purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Cyren shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Cyren shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this offer to purchase with the ISA and the TASE.

WP XII Investments B.V.

Dated: November 20, 2017

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999

(Unofficial Translation from Hebrew)

“331. Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)	In counting the votes of the offerees, the votes of a controlling shareholder of the offeror or of controlling persons of the company, or of persons on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall be excluded.

(d)	If a special tender offer is accepted, then all offerees who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by such other date to be set by the Minister for this purpose, and they shall be treated like persons who initially agreed to the offer.”

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” as follows:

(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1)	in order to determine the center of vital interests of an individual, there shall be taken into account the whole of the individual’s family, economic and social connections, including, among others:

(a)	place of domicile;

(b)	place of residence of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and material economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2)	the center of vital interests of an individual will be presumed to be in Israel:

(a)	if the individual was present in Israel for 183 days or more in the tax year;

(b)	if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel during the tax year and the two previous tax years is 425 days or more.

For the purposes of this paragraph, “day” includes a portion of a day;

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer….

(B)	with respect to an entity – an entity that satisfies one of the following conditions:

(1)	it was incorporated in Israel;

(2)	the “control and management” of its business is exercised in Israel.

SCHEDULE I

Certain Information Concerning the

Executive Officers and Control Persons of the Offeror Group

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the executive officers and control persons of each member (other than natural persons) of the Offeror Group. The business address and telephone numbers for WP XII BV and WP XII Investments Coöperatief is Strawinskylaan 3051, 1077 ZX Amsterdam, The Netherlands and +31 (20) 301-2198, respectively. The business address of each other person listed below is Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017. The business telephone number of each other person listed below is (212) 878-0600.

The directors of WP XII BV are Tara E. O’Neill, Timothy J. Curt, Derk J. C. Niezing, Guido F.X.M. Nieuwenhuizen, and Linda Kuiters.

The directors of WP XII Investments Coöperatief are Tara E. O’Neill, Timothy J. Curt, Derk J. C. Niezing, Guido F.X.M. Nieuwenhuizen, and Linda Kuiters.

The manager of each of the WP XII Funds is Warburg Pincus LLC.

Warburg Pincus (Cayman) XII, L.P., a Cayman Islands exempted limited partnership (“WP XII Cayman GP”), is the general partner of each of the WP XII Funds. Warburg Pincus (Cayman) XII GP LLC, a Delaware limited liability company (“WP XII Cayman GP LLC”), is the general partner of WP XII Cayman GP. Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the sole member of WP XII Cayman GP LLC. Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda GP”), is the general partner of WPP II Cayman.

Charles R. Kaye and Joseph P. Landy are the Co-Chairmen and sole Directors of WP Bermuda GP, and the Managing Members and Co-Chief Executive Officers of WP LLC.

The principal business of WP XII BV is to hold investments. The principal business of WP XII Investments Coöperatief is to hold investments. The principal business of the WP XII Funds is that of making private equity and related investments. The principal business of the rest of the Warburg Pincus Reporting Persons is as follows: WP XII Cayman GP is the general partner of the WP XII Funds; WP XII Cayman GP LLC is the general partner of WP XII Cayman GP; WPP II Cayman is the sole member of WP XII Cayman GP LLC and certain other limited partnerships affiliated with WP LLC; WP Bermuda GP is the general partner of WPP II Cayman and certain other entities affiliated with WP LLC; WP LLC is the manager of the WP XII Funds and certain other funds; and Messrs. Kaye and Landy are the Co-Chairmen and sole Directors of WP Bermuda GP, and the Managing Members and Co-Chief Executive Officers of WP LLC.

None of the persons or entities listed on this Schedule I has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Charles R. Kaye	Sole Directors and Co-Chairman of Warburg Pincus (Bermuda) Private Equity GP Ltd. and Managing Member and a Co-Chief Executive Officer of Warburg Pincus LLC	United States

Joseph P. Landy	Sole Directors and Co-Chairman of Warburg Pincus (Bermuda) Private Equity GP Ltd. and Managing Member and a Co-Chief Executive Officer of Warburg Pincus LLC	Unites States

Tara E. O’Neill	Managing Director A of WP XII Investments B.V. and WP XII Investments Cooperatief U.A. and a Senior Vice President of Warburg Pincus LLC	Unites States

Timothy J. Curt	Managing Director A of WP XII Investments B.V. and WP XII Investments Cooperatief U.A. and a Managing Director of Warburg Pincus LLC	Unites States

Derk J. C. Niezing	Managing Director B of WP XII Investments B.V. and WP XII Investments Cooperatief U.A. and a Managing Director of Intertrust Netherlands	The Netherlands

Guido F.X.M. Nieuwenhuizen	Managing Director A of WP XII Investments B.V. and WP XII Investments Cooperatief U.A. and General Manager of Warburg Pincus B.V.	The Netherlands

Linda Kuiters	Managing Director B of WP XII Investments B.V. and WP XII Investments Cooperatief U.A. and a Business Unit Director of Intertrust Netherlands	The Netherlands

The U.S. Depositary for the offer is:

If delivering by mail:

American Stock Transfer & Trust Company,

LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Phone: Toll-free (877) 248-6417

(718) 921-8317

Fax 718 234-5001

If delivering by hand, express mail, courier

or any other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

The Israeli Depositary for the offer is:

By Hand or Overnight Courier: Israel Brokerage & Investments I.B.I Ltd. 9 Ahad Ha’am St., Shalom Tower, 21th Floor Tel-Aviv 6525101 Attn: David Vaksman, Head of Operations	By Facsimile Transmission: +972- 3-5190330 Confirm by Telephone: +972-3-5193444

The Information Agent for the offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

For assistance call D.F. King at (800) 499-8159 (toll free) or (212) 269-5550 (banks and brokers)

Email: cyren@dfking.com

Our Israeli legal counsel is:

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Tel.: 972-3- 6103100; Facsimile: 972-3-6103111

Attn: Asaf Harel

Tomer Sela